UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NEWMARKET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of NewMarket Corporation will be held at The Foundry Building, 500 Tredegar St., Richmond, Virginia on Thursday, April 27, 2023, at 10:00 a.m., Eastern Daylight Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect each of the seven director nominees named in this proxy statement for a one-year term or until his or her successor is duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers;

4.	To consider and act on an advisory vote regarding the frequency of shareholder approval of the compensation paid to certain executive officers;

5.	To approve the NewMarket Corporation 2023 Incentive Compensation and Stock Plan;

6.	To consider and act on a shareholder proposal, if properly presented; and

7.	To transact such other business as may properly come before the meeting.

The record date for the determination of shareholders entitled to notice of and to vote at the annual meeting is February 28, 2023. Accordingly, only shareholders of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

Your vote is very important to us. Regardless of whether you expect to attend the meeting, please act promptly to vote your shares. You may vote your shares by telephone or over the Internet, as described in the Notice of Internet Availability of Proxy Materials. If you are present at the meeting and hold shares in your name, you may vote in person even if you have previously submitted your proxy by mail, by telephone or over the Internet. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting, you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

By Order of the Board of Directors,

ANNE-MARIE ANDERSON, Secretary

March 10, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2023

The company’s Proxy Statement for the 2023 Annual Meeting of Shareholders and the company’s Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.edocumentview.com/NEU.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

NEWMARKET CORPORATION

Approximate date of mailing — March 10, 2023

Date, Time and Place of Annual Meeting

The annual meeting of shareholders of NewMarket Corporation is scheduled to be held as follows:

Date:	Thursday, April 27, 2023

Time:	10:00 a.m., Eastern Daylight Time

Place:	The Foundry Building 500 Tredegar St. Richmond, Virginia 23219

Proposals to be Considered at the Annual Meeting

At the annual meeting, you will be asked to consider and vote on the following proposals:

•	to elect the seven director nominees named in this proxy statement;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	to consider and act on an advisory vote regarding the approval of the compensation paid to certain executive officers (say-on-pay);

•	to consider and act on an advisory vote regarding the frequency of say-on-pay votes (say-on-frequency);

•	to approve the NewMarket Corporation 2023 Incentive Compensation and Stock Plan;

•	to consider and act on a shareholder proposal, if properly presented; and

•	to transact such other business as may properly come before the annual meeting.

In the event that a quorum is not present at the annual meeting, you may also be asked to vote upon a proposal to adjourn or postpone the annual meeting to solicit additional proxies.

Record Date

Our Board of Directors has fixed the close of business on February 28, 2023 as the record date for the annual meeting and only holders of record of NewMarket common stock on the record date are entitled to vote at the annual meeting. On the record date, there were outstanding 9,684,305 shares of NewMarket common stock.

Voting Rights and Quorum

Each share of NewMarket common stock is entitled to one vote. The presence in person or representation by proxy of holders of a majority of the shares of NewMarket common stock issued and outstanding as of the close of business on February 28, 2023 will constitute a quorum at the annual meeting. If a share is represented for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions, withheld votes and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

•

The number of votes cast in favor of electing each nominee for director must be greater than the votes cast against any such nominee. If a nominee does not receive a majority of votes cast for his or her election, he or she will continue to serve on the Board of Directors as a “holdover director” and will be required to submit a letter of resignation promptly to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

•

The appointment of PricewaterhouseCoopers LLP will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions will have no effect on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

•

The say-on-pay advisory resolution approving the compensation paid to certain executives will be adopted if the votes cast in favor of adoption exceed the number of votes cast against adoption. Abstentions and broker non-votes will have no effect on the say-on-pay advisory proposal.

•

The advisory vote on the frequency of say-on-pay votes will be adopted for state law purposes if the votes for one of the three options (one, two, or three years) exceed the votes cast for the other two options combined. However, the company will consider shareholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Abstentions and broker non-votes will have no effect on the say-on-frequency vote.

•

The NewMarket Corporation 2023 Incentive Compensation and Stock Plan will be approved if the votes cast in favor of approval exceed the number of votes cast against approval. Abstentions and broker non-votes will have no effect on the proposal to approve the NewMarket Corporation 2023 Incentive Compensation and Stock Plan.

•

The shareholder proposal will be approved if the votes cast in favor of the proposal exceed the number of votes cast against the proposal. Abstentions and broker non-votes will have no effect on the shareholder proposal.

If you hold your shares of NewMarket common stock in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the rules of the New York Stock Exchange, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors, the say-on-pay advisory vote, the say-on-frequency advisory vote, the approval of the incentive compensation and stock plan and the shareholder proposal are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote. Broker non-votes will have no effect on the election of director nominees, the say-on-pay advisory vote, the say-on-frequency advisory vote, the approval of the incentive compensation and stock plan and the shareholder proposal.

Voting and Revocation of Proxies

After carefully reading and considering the information contained in this proxy statement, you should vote over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials (the Notice). Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 17, 2023 by following the instructions provided in the Notice. You can also vote in person at the meeting. The Notice and identification will be required to vote in person at the meeting.

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” each of the director nominees named in this proxy statement, “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the advisory resolution approving the compensation paid to certain executive officers, for “ONE YEAR”for the advisory say-on-frequency resolution, “FOR” the approval of the incentive compensation and stock plan, “AGAINST” the shareholder proposal, and in the discretion of the proxy holders on any other matters that properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the annual meeting, including adjournments or postponements to permit further solicitations of proxies.

Until exercised at the annual meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by delivering written notification to NewMarket at its principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary;

•	by changing your vote or revoking your proxy by telephone or over the Internet;

•	if you hold shares in your name, by attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	if you have instructed a broker or bank to vote your shares, by following the directions received from your broker or bank to change those instructions; or

•

if you hold shares in street name with your broker or by a nominee, by obtaining a legal proxy from the institution that holds your shares, attending the annual meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting).

If you decide to vote by completing, signing, dating and returning a proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you decide later to change or revoke your proxy by telephone or over the Internet.

Solicitation of Proxies

The accompanying proxy is being solicited by our Board of Directors, and we will pay for the entire cost of the solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding the solicitation material to the beneficial owners of NewMarket common stock held of record by those persons, and we may reimburse them for reasonable transaction and clerical expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone, facsimile or other means of communication by our officers and regular employees. These people will receive no additional compensation for these services, but will be reimbursed for any expenses incurred by them in connection with these services. We have engaged Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies. We will pay that firm $9,000 for its services and reimburse its out-of-pocket expenses for such items as mailing, copying, phone calls, faxes and other related matters, and will indemnify Alliance Advisors, LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee has recommended to our Board of Directors, and our Board of Directors has approved, the persons named below as nominees for election to our Board of Directors. Each of the nominees presently serves as a director. Proxies will be voted for the election as directors for the ensuing year of the persons named below (or if for any reason unavailable, of such substitutes as our Board of Directors may designate). Our Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

The below matrix summarizes, among other characteristics, the principal skills and experience that the Nominating and Corporate Governance Committee considered for each director nominee when evaluating that nominee’s experience and qualifications to serve as a director. Additional information about each nominee’s background, business experience and other matters, as well as a more fulsome description of how each nominee’s experience qualifies him or her to serve as a director of the Company, is provided in the disclosures about each nominee that follow the below matrix.

	Mark Gambill	Bruce Gottwald	Thomas Gottwald	Patrick Hanley	Hiter Harris	James Rogers	Ting Xu

Skills and Experience

Leadership	✓	✓	✓	✓	✓	✓	✓
CEO/Senior Exec/Leader of Significant Business Operations

Entrepreneurship	✓			✓	✓	✓	✓

Science/Technology/Engineering/Math		✓	✓		✓	✓

Financial/Financial Accounting	✓	✓	✓	✓	✓	✓	✓

Global Business/International Affairs	✓	✓	✓		✓		✓

Environmental, Health and Safety		✓	✓	✓		✓	✓

Mergers & Acquisitions	✓	✓	✓	✓	✓	✓	✓

Corporate Governance/Ethics & Compliance	✓	✓	✓	✓	✓	✓	✓

Demographics

African American/Black

Asian/Pacific Islander							✓

White/Caucasian	✓	✓	✓	✓	✓	✓

Hispanic

Native American

Gender

Male	✓	✓	✓	✓	✓	✓

Female							✓

Mark M. Gambill; age 72; director since 2009; co-founder of Cary Street Partners (financial advisory and wealth management firm) and currently Chairman Emeritus, having previously worked for Wheat First Securities from 1972, including serving as chairman of the underwriting committee, until it was sold to First Union Corporation (now Wells Fargo & Company) in 1998. Mr. Gambill also previously served as a director of Speedway Motorsports, Inc., including as chairman of the Audit Committee. Mr. Gambill brings to the Board of Directors over thirty-five years of involvement in the capital markets. Mr. Gambill also adds to the Board of Directors his entrepreneurial and financial expertise as well as his board and board committee experiences as a director of other public companies.

Bruce C. Gottwald; age 89; director since 1962; after having served as Chairman of NewMarket and its predecessor Ethyl Corporation for approximately twenty years, Mr. Gottwald stepped down as Chairman on July 29, 2014 and agreed to continue serving as a Director. Mr. Gottwald also previously served as Chief Executive Officer of Ethyl Corporation. From 1998 through 2004, Mr. Gottwald served as an independent director of CSX Corporation. As the former Chief Executive Officer of Ethyl Corporation and long-time Chairman of the company, Mr. Gottwald contributes to the Board of Directors key operational and leadership experience with the company and extensive knowledge of the chemical industry and history of the company. His background and experience enable him to add institutional and industry insight to Board discussions.

Thomas E. Gottwald; age 62; director since 1994; Chairman of the Board since July 29, 2014; President and Chief Executive Officer of NewMarket since March 3, 2004, having previously served as President and Chief Executive Officer of Ethyl Corporation from June 1, 2001 through June 30, 2004 and President and Chief Operating Officer of Ethyl prior thereto. As President and Chief Executive Officer of the company, Mr. Gottwald brings to the Board of Directors knowledge of the company’s operations and history as well as expertise regarding the industry as a whole.

Patrick D. Hanley; age 78; director since 2004; non-executive Chairman of Gallium Technologies, LLC (software start-up specializing in accounts receivable software) from February 2011 until January 2016, having previously served as President and Chief Executive Officer of Gallium Technologies, LLC until January 2011. Mr. Hanley also previously served as Senior Vice President-Finance and Accounting of UPS Ground Freight, Inc., formerly Overnite Corporation (truckload and less-than-truckload carrier and wholly owned subsidiary of United Parcel Service, Inc.), and also as Director, Senior Vice President and Chief Financial Officer of Overnite Corporation. Mr. Hanley also previously served in managerial positions at Union Pacific Resources Group, Union Pacific Corporation and Ford Motor Company. From 2010 through 2016, Mr. Hanley also served on the board of directors of Xenith Bankshares, Inc. Other directorships include Old Dominion Freight Line, Inc., where he serves on the audit and compensation committees. Mr. Hanley brings to the Board of Directors insight and knowledge into the management of public companies as well as accounting, finance and Securities and Exchange Commission and merger and acquisition experience.

H. Hiter Harris, III; age 62; director since 2015; co-founded Harris Williams in 1991, where he serves as Founder and Chairman Emeritus. In 2022, Mr. Harris co-founded Cap91 Partners, LLC, a private equity firm investing in minority, sponsor backed co-investments, where he serves as Managing Director. Having advised on more than 200 mergers and acquisitions transactions at an international investment banking firm focused on the middle market, Mr. Harris brings to the Board of Directors a wealth of transactional experience and financial expertise, as well as significant knowledge of middle market companies.

James E. Rogers; age 77; director since 2003; former chairman of BackOffice Associates, LLC (provider of SAP data quality, migration and governance solutions); previously served as President of SCI Investors Inc. (private equity investment firm) until January 1, 2011. Mr. Rogers was CEO of Specialty Coatings Inc. from 1991 to 1993 and an executive of James River Corporation from 1971 to 1993. Mr. Rogers brings to the Board of Directors leadership experience and expertise regarding the management of public companies due to his board and board committee experience and his previous membership on the boards of Caraustar Industries, Inc., Wellman, Inc., Cadmus Communications, Owens & Minor, Inc. and Chesapeake Corporation.

Ting Xu; age 57; director since 2022; Founder and Chairwoman of Evergreen Enterprises (manufacturer and wholesaler of home and garden décor items) since 1993, Chairwoman and Majority Owner of Plow & Hearth (multi-channel retailer of hearth, home and outdoor living items) since 2010 and Vivaterra (multi-channel retailer of eco-friendly and globally-inspired décor) since 2014. Ms. Xu is also an active leader in the Richmond business and civic community, serving in leadership roles at several community organizations. From her business and community experience, Ms. Xu brings to the Board of Directors significant entrepreneurial and leadership capabilities, as well as a business to consumer perspective and expertise in global logistics.

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees listed above.

Board of Directors

Our company is managed under the direction of our Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance.

Independence of Directors

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has affirmatively determined that each of the following directors is “independent” under the general listing standards of the New York Stock Exchange, the exchange on which shares of NewMarket common stock are listed, and our Corporate Governance Guidelines: Messrs. Gambill, Hanley, Harris, and Rogers and Ms. Xu. Our Board has adopted categorical standards, as part of our Corporate Governance Guidelines, to assist it in making determinations of independence. Each of the directors identified as independent in this proxy statement meets these standards. A copy of these standards is attached as Annex A to this proxy statement. In determining the independence of Mr. Harris, the Board considered his role as co-founder and Chairman Emeritus of Harris Williams & Co., a wholly owned subsidiary of PNC Bank, N.A., which is a part of The PNC Financial Services Group, Inc. (NYSE: PNC). Affiliates of PNC provide various financial and banking services to us, including acting as a participant in our revolving credit facility. Our Board determined that these payments and relationships were not material and did not impair Mr. Harris’ independence.

Board Meetings

Our Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting our company and to act on matters requiring board approval, and may hold special meetings between scheduled meetings when appropriate. During 2022, our Board held five meetings. During 2022, each of the directors attended at least 75% of the aggregate of (1) the total number of meetings of all committees of our Board on which the director then served and (2) the total number of meetings of our Board of Directors.

Meetings of Non-Management Directors; Lead Director

Our Corporate Governance Guidelines require that the non-management members of our Board of Directors meet in executive session at each regularly scheduled board meeting. The Lead Director chairs all meetings of non-management directors, as provided in our Corporate Governance Guidelines. The Lead Director has the responsibilities to lead the meeting, set the agenda and determine the information to be provided to the other non-management directors at the meeting. Shareholders and other interested persons may contact any of the non-management directors through the method described in “—Communications with Our Board” below. Our Corporate Governance Guidelines also require that the independent members of our Board of Directors meet in executive session at each regularly scheduled board meeting and that the Lead Director chair these sessions.

Director Attendance at Annual Meeting

Our policy is that directors attend the annual meeting of shareholders each year. All directors, who were directors on the date of last year’s annual meeting of shareholders, attended last year’s annual meeting of shareholders.

Communications with Our Board

Our Board of Directors has unanimously approved a process for shareholders to send communications to the Board and individual directors. Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of our Board, the non-management directors or a specified individual member of our Board, including the Lead Director, in writing by mail c/o NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Chief Legal Officer. All communications will be forwarded to our Board of Directors, the specified committee of our Board or the specified individual director, as appropriate. We screen all regular mail for security purposes.

Board Leadership Structure

Currently, Thomas E. Gottwald, our Chief Executive Officer, serves as the Board’s Chairman. Thomas E. Gottwald succeeded Bruce Gottwald as Chairman who served in that role from June 2001 through July 2014 and continues to serve as a non-employee director of the company. Patrick D. Hanley currently serves as the Board’s Lead Director.

The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. The Board’s decision to combine the roles by appointing our current Chief Executive Officer as Chairman was based on the company’s historic success in having Bruce Gottwald, the Chief Executive Officer of Ethyl Corporation (NewMarket’s predecessor) until 2001, serve as its Chairman. Thomas E. Gottwald has been serving as our President and Chief Executive Officer since 2004 and served in the same role at Ethyl Corporation from 2001 through 2004. As such, he brings to the chairmanship extensive knowledge of our industry in general and the company’s business in particular. The Board believes this leadership structure promotes the development of long-term strategic plans and facilitates the implementation of such plans.

Under our current Corporate Governance Guidelines, if the Chairman position is held by the company’s current Chief Executive Officer, a Lead Director will be appointed by the independent directors. The Lead Director, among other things, works with the Chairman to set and approve agendas and schedules for Board meetings, serves as a liaison between the Chairman and the non-employee directors, and presides at any meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors. Our Corporate Governance Guidelines provide that independent directors will meet in executive session without management present at the time of each regular Board meeting and additionally as deemed appropriate or necessary.

The Board believes that this leadership structure helps provide a well-functioning and effective balance between strong company leadership, an independent Lead Director and oversight by active, independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the company.

Board’s Role in Risk Oversight

The company’s management team is primarily responsible for the day-to-day assessment and management of the company’s risk exposure. The Board of Directors provides oversight in connection with these efforts, with a particular focus on the most significant risks facing the company. The Board of Directors believes that full and open communication between the management team and the Board of Directors is essential for both effective risk management and for meaningful oversight. To this end, the Board of Directors regularly meets with members of our senior management team to discuss strategies, key challenges, and risks and opportunities for the company. Management periodically presents to the Board of Directors strategic overviews of the company’s most significant issues, including risks affecting the company. The Board also believes that its current leadership structure enhances its ability to engage in risk oversight because of Thomas E. Gottwald’s understanding and insights of the material risks inherent in our business.

In order to help facilitate its risk oversight responsibilities, the Board of Directors utilizes each of its committees to oversee specific areas of risk that are appropriately related to the committee’s areas of responsibility. The Audit Committee assists the Board of Directors in discharging its oversight responsibilities in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management, the internal audit group and the independent auditor guidelines and policies with respect to risk assessment and risk management. The Audit Committee also discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposure. The Compensation Committee assists the Board of Directors in discharging its oversight responsibilities regarding the risks related to the attraction and retention of personnel as well as the risks associated with the design of compensation programs and arrangements applicable to both executive officers and to all employees. The Nominating and Corporate Governance Committee monitors and evaluates the implementation of our Corporate Governance Guidelines. While the Board committees are responsible for initially monitoring certain risks, the entire Board of Directors is kept informed of the significant risks facing the company through management and committee reports about such risks and the steps being taken to mitigate these risks.

Risk Assessment of Compensation Policies and Practices

The Compensation Committee oversees management’s evaluation of whether the company’s employee compensation policies and practices pose any risks that are reasonably likely to have a material adverse effect on the company. In conducting this evaluation, management reviews the company’s overall compensation structure, taking into account the overall mix of compensation and the overall business risk. Management undertakes such a review periodically and reports to the Compensation Committee any finding that a risk related to the company’s compensation structure may exist, as well as any factors which may mitigate the risk posed by the particular compensation policy or practice. The company has determined that there are currently no risks arising from its compensation policies and practices that are reasonably likely to have a material adverse effect on the company.

Committees of Our Board

Our Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are described below.

Executive Committee

The Executive Committee currently consists of Messrs. Bruce C. Gottwald (Chairman), Thomas E. Gottwald and Patrick D. Hanley. During 2022, the Executive Committee did not meet. The Executive Committee exercises all of the powers of our Board of Directors in the management of the ordinary business of our company when our Board of Directors is not in session.

Audit Committee

Messrs. Harris (Chairman), Gambill and Rogers currently serve on the Audit Committee. The Audit Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. During 2022, the Audit Committee met on five occasions. The primary function of the Audit Committee is to assist our Board of Directors in discharging its oversight responsibilities relating to our accounting, reporting, including our internal control over financial reporting, and financial practices by monitoring:

(1)	these practices, generally,

(2)	the integrity of the financial statements and other financial information provided by us to any governmental body or the public,

(3)	our compliance with legal and regulatory requirements,

(4)	our independent registered public accounting firm’s qualifications and independence, and

(5)	the performance of our independent registered public accounting firm and internal audit function.

The Audit Committee also reviews and discusses with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the company’s policies with respect to risk assessment and risk management. Additionally, the Audit Committee approves the engagement of our independent registered public accounting firm, subject to shareholder ratification. For a further description of the Audit Committee’s specific responsibilities, see the Audit Committee’s charter. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined under the enhanced independence standards for Audit Committee members in the Securities Exchange Act of 1934 (the Exchange Act) and the rules thereunder, as incorporated into the listing standards of the New York Stock Exchange, and in accordance with our Audit Committee charter. Our Board of Directors has also determined that each of the members of the Audit Committee is an “Audit Committee financial expert,” as that term is defined under Securities and Exchange Commission rules. Our Board has further determined that each of the members of the Audit Committee is financially literate and that each of the members of the Audit Committee has accounting or related financial management expertise, as such terms are interpreted by our Board in its business judgment.

Compensation Committee

Messrs. Rogers (Chairman) and Hanley and Ms. Xu currently serve on the Compensation Committee. The Compensation Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Compensation Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. During 2022, the Compensation Committee met on four occasions. This committee reviews and approves the compensation of our directors, management-level employees and, together with all of our independent directors, approves the compensation of our Chief Executive Officer. It also approves bonus awards for key executives, certain consultant agreements and initial salaries of new management-level personnel and grants awards under our equity compensation plans. The committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. The committee has the sole authority to approve the fees and other retention terms of any such consultant or advisor. The committee may form and delegate its authority to subcommittees where appropriate. For a discussion of the objectives and philosophy of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 14.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Gambill (Chairman) and Harris and Ms. Xu. The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” under the general independence standards of the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met on three occasions during 2022. This committee develops and recommends to our Board of Directors appropriate corporate governance guidelines and policies, monitors and evaluates the implementation of these guidelines and policies, identifies individuals qualified to act as directors, recommends director candidates to our Board for nomination by our Board, and leads the Board in its annual review of the Board’s and management’s performance.

Nominating and Corporate Governance Committee Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee evaluates any candidate’s qualifications to serve as a member of our Board based on the skills and experience of individual board members as well as the skills and experience of our Board as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence, skills and experience in the context of our Board’s needs. While the Board of Directors does not believe that establishing racial or gender quotas will result in a more effective Board, the Nominating and Corporate Governance Committee and the Board believe it is both valuable and desirable for the Board to be composed of individuals who represent a diverse mix of backgrounds, skills and experiences in order to enhance the Board’s deliberations and discussions. And, specifically, the Nominating and Corporate Governance Committee considers both race and gender as measures of diversity in connection with any new director search process.

Director Candidate Recommendations and Nominations by Shareholders. The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations for the Nominating and Corporate Governance Committee through the method described under “—Communications with Our Board” above. In addition, in accordance with our amended bylaws, any shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors so long as that shareholder complies with the procedures set forth in our amended bylaws and summarized in “Submission of Matters for 2024 Annual Meeting— Shareholder Director Nominations” beginning on page 50. There are no differences in the manner in which the committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Nominating and Corporate Governance Committee did not receive any recommendations from any shareholders in connection with the annual meeting.

Code of Conduct

We have adopted a Code of Conduct, which is available on our website at http://www.newmarket.com under Investor Relations, Corporate Governance, that outlines the principles, policies and laws that are intended to guide our directors, officers and employees (including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer). We maintain several methods for the reporting of violations of our Code of Conduct or other concerns, including a toll-free hotline. We prohibit retaliation of any kind against employees for good faith reports of ethical violations.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of our Code of Conduct applicable to the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer by posting this information on our website.

Availability of Corporate Governance Guidelines, Code of Conduct and Committee Charters

Our Corporate Governance Guidelines, Code of Conduct and the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at

http://www.newmarket.com under Investor Relations, Corporate Governance, and in print to any shareholder upon request by contacting our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

Compensation of Directors

Our Board determines the form and amount of compensation for our non-employee directors based on the recommendation of the Compensation Committee, which conducts an annual review of compensation for our non-employee directors. As part of its review, the Compensation Committee considers, among other factors, whether a director’s independence will be jeopardized (1) if director compensation and perquisites exceed customary levels, (2) if our company makes charitable contributions to organizations with which a director is affiliated or (3) if our company enters into contracts with, or provides other indirect forms of compensation to, a director or organization with which a director is affiliated.

The following table and related footnotes present information relating to total compensation of our non-employee directors for the fiscal year ended December 31, 2022. Mr. Thomas E. Gottwald, our President and CEO, does not receive any compensation for his services as Chairman, other than a retirement benefit as described below under “—Directors’ Retirement Benefits,” the change in the actuarial present value of which is disclosed in the Summary Compensation Table on page 23.

Name	Fees Earned or Paid in Cash($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (2)($)	All Other Compensation ($)	Total ($)

Mark M. Gambill	$110,000	$89,987	$0	—	0	$199,987

Bruce C. Gottwald	95,000	—	0	$0	0	95,000

Patrick D. Hanley	120,000	89,987	0	—	0	209,987

H. Hiter Harris	115,000	89,987	0	—	0	204,987

James E. Rogers	115,000	89,987	0	—	0	204,987

Ting Xu	71,250	89,987	0	—	0	161,237

(1)

Represents the aggregate grant date fair market value of the 299 shares of our common stock awarded to each non-employee director on July 1, 2022, computed in accordance with FASB ASC Topic 718. For a description of this plan, see “— Annual Stock Retainer” below.

(2)

Represents the aggregate change in the actuarial present value from January 1, 2022 to December 31, 2022 of the retirement benefits for eligible directors described under “Directors’ Retirement Benefits” below. Messrs. Gambill, Hanley, Harris and Rogers and Ms. Xu are not eligible for this benefit. The actuarial present value is calculated using the same assumptions we use for financial reporting purposes, except that normal retirement age is age 60. The discount rate for 2022 was assumed to be 5.625%. Decreases in actuarial present value are reported as $0. The actual decrease for Mr. Gottwald was $13,212.

Non-Employee Directors’ Fees

Our annual board cash retainer is $95,000. We pay $23,750 of the annual board cash retainer to each non-employee director quarterly. In addition to the annual board cash retainer payments, we also make quarterly payments of (a) $1,250 to each member of our Audit Committee and $5,000 to the Chairman of our Audit Committee; (b) $3,750 to the Chairman of our Compensation Committee; (c) $2,500 to the Chairman of our Nominating and Corporate Governance Committee; and (d) $6,250 to the Lead Director. Each non-employee director is eligible for an annual stock grant of approximately $90,000 based on the formula set forth below under the heading “—Annual Stock Retainer.” We do not pay retainer or attendance fees to employee members of our Board of Directors for their service on our Board or its committees, including to our Chairman.

Directors’ Retirement Benefits

Any director who was elected to our Board on or before February 23, 1995 and who retires from our Board will receive $12,000 per year for life after age 60 under our Director Retirement Plan. The $12,000 is payable in quarterly installments. The retirement payments to former directors may be discontinued under certain circumstances. As of December 31, 2022, Messrs. Bruce C. Gottwald and Thomas E. Gottwald were eligible for this benefit upon their retirement after age 60.

Annual Stock Retainer

Each non-employee director is awarded on each July 1 a number of whole shares of our common stock that, when multiplied by the closing price of our common stock on the immediately preceding business day, equals as nearly as possible but does not exceed $90,000. The shares are fully vested and nonforfeitable upon grant. Subject only to the stock ownership guidelines described below and the limitations on transfer as may be specified by applicable securities laws, directors may sell their shares at any time. Mr. Bruce C. Gottwald elected to decline his 2022 award.

Share Ownership Guidelines

Consistent with their responsibilities to our stockholders, each of the non-employee directors is required to maintain a financial stake in the company. To this end, each non-employee director must own shares of our stock with a fair market value of at least five times their annual cash director fee. The Compensation Committee annually reviews and monitors each director’s compliance with these guidelines. Until the director meets the ownership guidelines, the director must retain 100% of the shares granted through the annual stock retainer. Each current non-employee director is in compliance with these guidelines.

Certain Relationships and Related Transactions

Thomas E. Gottwald, President, Chief Executive Officer and Chairman of the Board of Directors of our company, is a son of director Bruce C. Gottwald. The members of the family of Bruce C. Gottwald may be deemed to be control persons of our company. Thomas D. Gottwald, son of Thomas E. Gottwald, serves as Vice President, Environmental, Health and Safety of the company. In 2022, his total annual compensation was approximately $263,515. Daniel C. Gottwald, son of Thomas E. Gottwald, currently serves as President, Ethyl Corporation. In 2022, his total annual compensation was approximately $188,178, including reimbursement for education expenses, allowances for moving, resettlement and housing and related gross ups. Edward P. Gottwald, son of Thomas E. Gottwald, currently serves as Vice President, The Americas, of the company. In 2022, his total annual compensation was approximately $276,978. William N. Hazelgrove, son of Bruce R. Hazelgrove, III, serves as a Senior Global Business Manager of the company. In 2022, his total annual compensation was approximately $142,398. All four individuals also participate in the general welfare plans offered to employees of the company.

During 2022, a provider of pension asset management services was also a beneficial owner of at least 5% of NewMarket common stock. The London Company provided asset management services to the company’s pension plan and received approximately $740,283 in fees for such services in 2022. The investment management agreement was entered into on an arm’s-length basis in the ordinary course of business and was reviewed and approved by the Audit Committee.

Our policy is to require that any transaction with a related person required to be reported under applicable Securities and Exchange Commission rules be reviewed by a committee consisting of independent directors. This committee approves transactions that it determines are not inconsistent with the company’s and the company’s shareholder’s interests. We have not adopted procedures for review of, or standards for approval of, these transactions, but instead review related person transactions on a case-by-case basis.

Stock Ownership

Principal Shareholders

The following table lists any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner as of February 28, 2023, of more than 5% of our outstanding voting shares.

Title of Class	Name and Address of Beneficial Owners	Number of Shares		Percent of Class

Common Stock	Bruce C. Gottwald 330 South Fourth Street Richmond, Virginia 23219	1,226,811	(1)	12.7%

	Bank of America Corporation Bank of America Corporate Center 100 N Tryon Street Charlotte, North Carolina 28255	928,204	(2)	9.6%

	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	706,908	(3)	7.3%

	The London Company 1800 Bayberry Court, Suite 301 Richmond, VA 23226	676,173	(4)	7.0%

	BlackRock Inc. 55 East 52nd Street New York, New York 10055	614,717	(5)	6.3%

	Thomas E. Gottwald 330 South Fourth Street Richmond, Virginia 23219	558,254	(6)	5.8%

(1)

As of February 28, 2023, Bruce C. Gottwald had sole voting and investment power over all of the shares disclosed except 18,371 shares held by his wife and 23,577 shares held in a charitable foundation as to which he disclaims beneficial ownership. This amount does not include an aggregate of 1,008,192 shares (10.4%) of NewMarket common stock beneficially owned by the adult sons of Bruce C. Gottwald (such amounts including the shares reported above as beneficially owned by Thomas E. Gottwald) or an aggregate of 404,335 shares (4.2%) of NewMarket common stock beneficially owned by three separate trusts of which each of the adult sons of Bruce C. Gottwald and his wife are co-trustees.

(2)

Information provided is based solely on an amendment to Schedule 13G filed on February 14, 2023 by Bank of America Corporation, which has shared voting power over 926,288 shares and shared dispositive power over 913,220 shares.

(3)

Information provided is based solely on an amendment to Schedule 13G filed on February 9, 2023 by The Vanguard Group, which has sole dispositive power over 695,123 shares, shared voting power over 5,003 shares and shared dispositive power over 11,785 shares.

(4)

Information provided is based solely on an amendment to Schedule 13G filed February14, 2023 by The London Company, which has sole voting power over 676,173 shares, sole dispositive power over 619,561 shares and shared dispositive power over 56,612 shares.

(5)

Information provided is based solely on an amendment to Schedule 13G filed on February 1, 2023 by BlackRock, Inc., which has sole voting power over 591,433 shares and sole dispositive power over all 614,717 shares.

(6)

As of February 28, 2023, Thomas E. Gottwald had sole voting and investment power over all of the shares disclosed except 5,087 shares held by his wife, as to which he disclaims beneficial ownership, and 31,948 shares held in various trusts for which he serves as co-trustee.

Directors and Executive Officers

The following table sets forth as of February 28, 2023, the beneficial ownership of NewMarket common stock by all of our directors, our Chief Executive Officer and our other executive officers listed under “Compensation Discussion and Analysis—Executive Summary” on page 14 and all of our directors and current executive officers as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.

Name of Beneficial Owner or Number of Persons in Group	Number of Shares with Sole Voting and Investment Power	Number of Shares with Shared Voting and Investment Power		Total Number of Shares	Percent of Class (1)

Mark M. Gambill	3,156	276	(2)	3,432

Bruce C. Gottwald	1,184,503	42,308	(3)	1,226,811	12.7%

Thomas E. Gottwald	521,219	37,035	(4)	558,254	5.8%

Patrick D. Hanley	3,809	1,200	(5)	5,009

Regina A. Harm(6)	6,091	—		6,091

H. Hiter Harris, III	1,522	—		1,522

Bruce R. Hazelgrove, III	206,614	7,559		214,173(7)	2.2%

Bryce D. Jewett	1,881	—		1,881

Brian D. Paliotti	5,593	—		5,593

James E. Rogers	3,205	—		3,205

Ting Xu	299	—		299

Directors and executive officers as a group (13 persons)(6)	1,938,631	81,489		2,020,120	20.9%

(1)	Except as indicated, each person or group owns less than 1% of NewMarket common stock.

(2)	Such shares are owned jointly by Mr. Gambill and his wife.

(3)	Mr. Bruce C. Gottwald disclaims beneficial ownership of all 42,308 shares.

(4)	Mr. Thomas E. Gottwald disclaims beneficial ownership of 5,087 of such shares which are owned by his spouse.

(5)	Such shares are owned jointly by Mr. Hanley and his wife.

(6)

As previously disclosed, Mrs. Harm stepped down from her role as President of Afton Chemical Corporation effective December 31, 2022 and intends to retire from NewMarket in 2023. She is not included in the group total.

(7)	Includes 187,884 shares held in trusts for the benefit of non-family members over which Mr. Hazelgrove now serves as sole or joint trustee.

Delinquent Section 16(a) Reports

The Form 3 for Ms. Gail Ridgeway was filed late. Ms. Ridgeway was appointed Controller effective January 1, 2023, and her Form 3 was filed on January 17, 2023 and amended on March 2, 2023.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes our compensation philosophy and objectives and the process followed by the Compensation Committee (Committee) in decisions involving our Named Executive Officers (NEOs). Our NEOs for 2022 are:

•	Thomas E. Gottwald, Chairman, President and Chief Executive Officer

•	Regina A. Harm, President of Afton Chemical Corporation (through December 31, 2022)

•	Bruce R. Hazelgrove, III, Executive Vice President and Chief Administrative Officer

•	Brian D. Paliotti, Vice President and Chief Financial Officer (through December 31, 2022)

•	Bryce D. Jewett, III, Vice President and General Counsel

As previously disclosed, effective January 1, 2023, Mr. Paliotti succeeded Mrs. Harm as President of Afton Chemical Corporation and William J. Skrobacz succeeded Mr. Paliotti as Vice President and Chief Financial Officer. Mrs. Harm intends to retire from NewMarket in 2023. Mr. Skrobacz joined NewMarket in May 2011 and most recently served as the company’s Controller and Principal Accounting Officer.

Highlighted in the sections that follow are business results and compensation decisions for 2022, which demonstrate the close alignment between pay and performance for our NEOs.

2022 Business Highlights

Business performance in 2022:

•	Our Safety Record was one of the best in the industry with a recordable injury rate in 2022 of 0.44.

•	Net Income for 2022 was $280 million, or $27.77 per share, compared to net income of $191 million, or $17.71 per share, for 2021.
•

Petroleum additives sales were $2.8 billion compared to sales in 2021 of $2.3 billion. Petroleum additives operating profit for 2022 was $378 million compared to $281 million last year. The increase was mainly due to increased selling prices partially offset by higher raw material and operating costs.

•

During 2022, we funded capital expenditures of $56 million and returned $292 million to our shareholders through dividends ($84 million), and share repurchases (668,553 shares of our common stock for a total of $208 million).

2022 Compensation Decisions

Highlights of our 2022 executive compensation program include:

•	We gave our NEOs modest salary raises designed to align NEO pay with our peers.

•	We awarded our NEOs annual cash bonuses consistent with our financial performance and each NEO’s individual performance.

•	We granted performance awards to align NEO pay with company performance and shareholder interest.

•

Our executive compensation program continues to reflect good corporate governance practices. We have not entered into long-term employment agreements or change in control agreements with any of our NEOs and generally do not provide significant perquisites. We have adopted a clawback policy that permits us to recover incentive compensation paid to executives in connection with a restatement of the Company’s financial statements.

2022 Chairman and Chief Executive Officer (CEO) Pay

Our executive compensation program and, in particular, the compensation of our CEO, places a substantial amount of compensation “at risk” in the form of performance-based pay, and compares favorably to our peers when measured against our performance:

•	Our CEO’s 2022 pay ranked above our peer group median for base salary, and below the 25th percentile for total cash compensation and total direct compensation as compared to 2022 peer group pay.

•

For 2022, approximately 43% of our CEO’s total direct compensation, and approximately 54% of our other NEOs’ average 2022 total direct compensation as a group, was “at risk” in the form of performance-based compensation.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and performance. Our executive compensation program is designed to deliver a balanced total compensation package over our executives’ careers with our company. The compensation program objectives are to attract, motivate and retain the qualified executives that are crucial to our continued success, as well as to align the interests of our executives and shareholders. The compensation package of our NEOs generally consists of four main elements:

1.	Base Salary – Market competitive annual fixed pay to compensate our executives for their contribution to the day-to-day management of the company;

2.	Annual Bonus – Annual award payable in cash after the completion of the most recent fiscal year, determined based on our corporate financial performance and the achievement of individual objectives;

3.	Long-term equity-based compensation – Equity awards intended to retain our executives and achieve unity of interest between our executives and long-term shareholders; and

4.	Benefit plans designed to promote long-term employment.

Process for Setting Executive Compensation

The Committee is responsible for developing, overseeing, and implementing our executive compensation program. The Committee also monitors the results of the program to ensure compensation remains competitive and creates proper incentives to enhance shareholder value. The Committee annually reviews and approves all compensation for the CEO and other NEOs.

The Committee has the responsibility to approve and monitor all compensation for our NEOs. Our CEO is responsible for evaluating and reviewing the performance of all of the NEOs (other than himself) with the Committee and makes compensation recommendations for base salary, the annual bonus award, any stock award or other special or supplemental benefits to the Committee for those NEOs. The Committee performs the same function for the CEO. The Committee reviews and approves the process and factors used to recommend base salary increases, bonuses and other awards and has the discretion to approve the final awards, based on such factors as it considers relevant. All independent directors also approve the CEO’s compensation.

Under its charter, the Committee has the sole authority to retain and terminate compensation consultants or other advisors to assist it with its duties. For 2022, the Committee engaged Frederic W. Cook & Co., Inc. (FWC) as its compensation consultant to advise it on our executive and director compensation programs and to provide it with market compensation data. FWC does not perform any other services for the company. FWC assists the Committee with selecting the members of the company’s compensation peer group, provides the Committee comparative market data on compensation levels for our executive officers and compensation practices and programs of our peer group and advises the Committee on the design of our executive compensation program. The Committee has determined that the work performed for the Committee by FWC in 2022 did not raise any conflict of interest.

Result of 2022 Say-On-Pay Vote

At our annual meeting in 2022, our shareholders voted on our executive compensation program (the say-on-pay vote) and approved it (on an advisory basis) by 98.5% of the votes cast. After considering the very strong shareholder endorsement of the executive compensation program, the Committee continued to make compensation decisions that support our stated executive compensation philosophy and objectives and did not make any specific changes to our executive compensation program in response to the say-on-pay vote.

Our Compensation Peer Group

With the assistance of FWC, the Committee selects a compensation peer group of companies similar in size and business to us. The peer group is used to compare executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours and have businesses that compete with us for executive talent. The Committee reviews the peer group compensation data prepared by FWC to ensure that our executive compensation program is competitive.

The peer group is comprised of 14 companies in the same GICS sub-industry that are comparable to us in terms of revenue and market capitalization. Our peer group for 2022 was substantially the same as it was for 2021. Ferro Corporation, Kraton Corporation and W.R. Grace & Co. were removed from the group as they are no longer publicly traded companies. GCP Applied Technologies Inc., Ingevity Corporation and Quaker Chemical Corporation were added to the group as suitable replacements for the companies that were removed. In relation to the peer group, we are nearly at the median measured by revenue, operating income and market capitalization, and between the median and 75th percentile measured by net income as of June 1, 2022, or the most recently reported four quarters.

The following 14 companies comprise the peer group used in connection with evaluating our 2022 executive compensation program:

Albemarle Corporation	H.B. Fuller Company	RPM International Inc.
Avient Corporation	Ingevity Corporation	Sensient Technologies Corporation
Cabot Corporation	Innospec Inc.	Stepan Company
FMC Corporation	Minerals Technologies Inc.	Valvoline Inc.
GCP Applied Technologies Inc.	Quaker Chemical Corporation

Summary of Fiscal 2022 Compensation Decisions

For 2022, the Committee adopted an incentive plan that would reward the successful attainment of pre-established financial metrics. In general, the Committee believes the annual cash-based bonus program, combined with grants of performance stock linked to adjusted earnings per share, as described in more detail in the section “Long Term Incentive Awards” below, provides a balanced compensation package that contributes to and rewards the long-term performance of the company and the executives. Our performance stock award program is designed to more clearly define the link between pay and performance by aligning pay with our goal of providing 10% shareholder return over any five-year period.

The Committee also believes that the Executive Bonus Plan, as currently designed, gives it the needed flexibility to factor in and reward longer-term performance of the company and the NEOs, as the Committee deems appropriate. As described in the “Annual Cash Bonus” section below, under the Executive Bonus Plan, individual performance measured against a variety of different metrics, including longer-term metrics, may be evaluated in determining the final bonus amounts for each of the NEOs. The discretionary component of the Executive Bonus Plan provides the Committee with flexibility to determine which longer-term metrics to select and weigh in the evaluation of each NEO’s performance.

The Committee also monitors the balance of the annual cash and long-term stock components of the executive compensation program and feels the current balance is appropriate.

Base Salary

Our base salary structure is designed to encourage internal growth, attract and retain new talent, and reward strong leadership that will sustain our growth and profitability. In determining and setting base salary, the Committee considers various factors, including our past and current performance, the NEOs’ individual contributions to our success throughout their careers, internal pay equity and market data regarding comparable positions within our peer group. For 2022, the Committee reviewed and approved base salary increases as follows: Mrs. Harm was awarded a 2.8% increase effective June 1, 2022. Mr. Jewett was awarded a 2.8% increase effective August 1, 2022; Mr. Paliotti, Mr. Hazelgrove and Mr. Gottwald were each awarded a 2.8% increase effective September 1, 2022.

For each of our NEOs, we review base salary data for comparable executive positions in our peer group to ensure that the base salary rate for each executive is competitive. In general, for most of our executives, we regard a base salary rate within 20% of the 50th percentile (median) of the peer group base salary data as appropriately competitive. The 2022 base salaries for our NEOs ranged from between 93% and 113% of the corresponding peer group median.

Annual Cash Bonus

The objectives of our annual bonus program for our NEOs (the Executive Bonus Plan) are to encourage and reward the NEOs for their invention, ability, leadership, loyalty, exceptional service and recruiting others who will contribute to our continued success. We have an established history of aligning our executives’ pay with our performance. Our Executive Bonus Plan uses a pre-established formula to determine the maximum bonuses payable to our NEOs. The Committee has the ability to exercise negative discretion to reduce the maximum bonus payouts to reflect other financial performance measures, as well as the individual performance of each NEO and any other factors the Committee deems appropriate, as described below.

Executive Bonus Plan Formula

Our Executive Bonus Plan uses an objective, pre-established formula to determine the initial maximum annual bonuses payable to our NEOs. For each NEO, the initial maximum bonus is equal to a specified percentage of our annual operating profit, up to $2,000,000. The Committee establishes the individual percentage of annual operating profit for each NEO based on each executive’s past and expected individual performance, expected company performance and projected operating profit, each NEO’s position and seniority and internal pay equity considerations. In setting these bonus percentages (and determining the final bonus payouts as described below), the Committee considers the various factors described above and does not target bonuses at a particular percentile or percentile range of the peer group data. No “threshold” or “target” bonus is established for any of the NEOs (as a percentage of base salary or otherwise).

We use operating profit as the sole metric for determining the maximum bonuses payable to the NEOs because the Committee believes that operating profit is an important indicator of corporate performance and that management’s focus on operating profit is key to the success of the company. For purposes of the Executive Bonus Plan, annual operating profit is the sum of segment operating profit less corporate, general, and administrative expenses and any special one-time/non-recurring items, which for 2022 was approximately $363 million.1 While annual operating profit is the sole metric used to determine the initial maximum bonuses, final bonuses may be based on the company’s performance measured against various other financial metrics, as well as the individual performance of each NEO measured against a variety of individual performance metrics.

For 2022, the maximum annual bonus percentage for Mr. Gottwald was set at 0.35% of operating profit, at 0.20%for Mrs. Harm and at 0.15% for the other NEOs in each case up to a maximum annual bonus of $2,000,000. Based on our 2022 operating profit of approximately $363 million, these percentages translated into initial maximum bonuses of $1,270,500 for Mr. Gottwald, $726,000 for Mrs. Harm and $544,500 for Messrs. Hazelgrove, Paliotti and Jewett.

1 The 2022 operating profit of approximately $363 million is based on our 2022 operating profit (calculated in accordance with GAAP) of $355 million, excluding a charge of $8 million for the bonus expense.

Final 2022 Bonuses

At the end of the year, after the initial maximum bonuses have been determined, the Committee may exercise negative discretion to reduce the bonus for each NEO, based on the recommendations of the CEO (for NEOs other than himself) and any other factors the Committee deems appropriate.

The CEO recommends final bonus amounts for the other NEOs to the Committee (not in excess of the maximum) based on an evaluation of our overall financial performance for the year, each NEO’s individual performance, internal pay equity comparisons, comparable peer group compensation data, each NEO’s position and seniority, and any other factors deemed relevant by the CEO. Individual performance is generally evaluated based on the long-term and annual operating plan for the NEO’s area of responsibility, as well as overall corporate initiatives, and may be measured subjectively. The CEO has discretion to select and evaluate the factors that inform the bonus recommendations and in general does not rely on pre-established weightings or quantitative goals or targets with respect to any individual performance measures to determine the final bonuses. The Committee follows a similar process for determining the CEO’s annual bonus. The various company and individual performance factors that informed the final 2022 bonuses for the NEOs are as described below.

Company Performance

The company reported strong results in 2022 despite significant challenges across the globe. Petroleum additives revenue increased in 2022 to $2.8 billion from $2.3 billion in 2021.The company continued to operate safely throughout the year and continues to be one of the top performers in our industry with a worldwide injury/illness recordable rate in 2022 at 0.44. Petroleum additives operating profit for 2022 was $378.2 million, compared to $281.1 million in 2021. For the year, the operating profit increase was mainly due to increased selling prices partially offset by higher raw material and operating costs. Strong cash flows allowed for funding of capital expenditures of $56.2 million and improvements in shareholder value through $84.3 million paid in dividends.

Individual Performance

Mr. Gottwald, President, CEO and Chairman. The Committee considered Mr. Gottwald’s leadership through several global challenges and strong operating results in the evaluation of his compensation. Under Mr. Gottwald’s guidance and steady leadership, the team was able to successfully overcome the challenges brought on by raw material supply constraints, disruption in the supply chain and global events such as Russia and Ukraine conflict and resulting sanctions. Mr. Gottwald focused on leading through the external challenges in 2022 while maintaining the long-term vision for the business. R&D delivered on priority projects, the Commercial team brought in profitable new business and increased our market share and the Logistics and Customer Services teams successfully managed through unpresented supply chain issues. The team performed remarkably well, and the company experienced an increase in revenue and operating profit. 2022 was another year of strong cash flow and investment in the business.

Mrs. Harm, President of Afton. Mrs. Harm provided strong and steady leadership through continued global challenges including raw material constraints, high inflation and global disruptions including the sanctions resulting from the Russia and Ukraine conflict and an unprecedented flood in Illinois affecting our Sauget Plant. She led the team to focus on what was in their control and the business delivered on priority R&D projects and an increase in operating profit. She led the global manufacturing and supply organizations to continue operations safely and effectively through continued challenges and hurdles never seen before. Mrs. Harm embodies our culture and values and ensures she is visible and accessible to employees worldwide, fostering an open and collaborative culture. The Committee considered these factors in the evaluation of Mrs. Harm’s compensation.

Mr. Hazelgrove, CAO. Mr. Hazelgrove led his team in 2022 to help keep our employees safe, healthy and focused on operating effectively through a year of continued global challenges. The HR team focused on hiring, training and retention efforts that resulted in an annual quit rate of approximately 6.2%, which is below the reported quit rate within our industry classification (Bureau of Labor Statistics). The IT organization continued to support the business information technology needs of the company and improved our cybersecurity while staying under budget; our cybersecurity benchmark score (Bitsight) is rated advanced and continues to be one of the best in our industry. The Data Operations team delivered on key initiatives and business process improvements to support the

R&D and Supply organizations. Mr. Hazelgrove also successfully managed real estate projects with a focus on controlling and reducing costs. The Committee considered Mr. Hazelgrove’s leadership in several areas including human resources (HR), information technology (IT), data operations, and real estate in the evaluation of his compensation.

Mr. Paliotti, CFO. Mr. Paliotti successfully led his team to support the business through a year of continued challenges with valuable financial planning and analysis. Through Mr. Paliotti’s leadership, the finance team achieved significant process improvements saving the company money. He continued to play a key role on the NewMarket leadership team and supported the CEO on strategic initiatives. He led his team to partner with the regional sales and marketing teams on pricing initiatives supporting the company’s strong financial results. He successfully managed the company’s balance sheet which allowed $84million to be returned to shareholders in the form of dividends further increasing shareholder value. The Committee considered Mr. Paliotti’s strong and steady leadership of the finance organization in the evaluation of his compensation.

Mr. Jewett, VP, General Counsel. Mr. Jewett successfully led his team in support of the business’ needs with legal advice and strategic input. Through his leadership, the team successfully managed the cost of environmental matters, reduced legacy liabilities and delivered on several litigation and transactional matters. He also played a key role on all matters related to compliance and he provided valuable legal support on strategic initiatives. The Committee considered Mr. Jewett’s strong leadership of the Legal Department in the evaluation of his compensation.

The final bonuses recommended to and approved by the Committee for each NEO were less than the initial maximum amounts, in order that the bonuses payable to each NEO would be consistent with the median total cash compensation level for comparable positions within our peer group and with historical bonus payouts. The final amounts ranged from 49% to 78% of the maximum bonus amounts. As a reflection of the company’s strong financial results, compared to 2021, annual cash compensation (base salary plus annual cash incentive compensation) increased by 6% for Mrs. Harm and Mr. Jewett, increased by 12% for Mr. Paliotti and increased by 10% for Mr. Hazelgrove and Mr. Gottwald. With consideration given to the company and individual performance, as well as the year over year changes in annual compensation, the Committee approved the bonus recommendations of the CEO for NEOs other than himself without any change.

The final 2022 bonus amounts as approved by the Committee for each NEO are set forth in the Summary Compensation Table on page 23.

Long-Term Incentive Awards

Our long-term incentive program is designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by tying a portion of their compensation to the value of our common stock.

For equity awards in general, the Committee approves the size of the awards for each NEO in its discretion. The award sizes generally reflect the scope of the duties and responsibilities associated with each NEO’s position and seniority, along with other relevant considerations such as peer group compensation data, internal pay equity, company performance and an executive’s individual contributions, with no particular weight assigned to any factor. Peer group data is used to compare the competitiveness of the stock grants with equity compensation practices at our peer group companies, but the awards are not targeted at a specific percentile or percentile range of the peer group data.

For our NEOs, our long-term incentive program for 2022 included a performance element in order to better align NEO pay with company performance and shareholder interest.

Performance Stock

In 2022, the company granted performance-based stock awards (Performance Stock) with a five-year performance period beginning in January 2022. These Performance Stock grants reward growth in long-term stockholder value through increases in earnings per share (excluding one-time/non-recurring items) (EPS) over a five-year period and are designed to reflect the direct influence of our NEOs on our long-term financial performance. The Committee has selected EPS growth over a five-year period as the performance measure for these awards due to its belief that this measure provides a strong link to stockholder returns, and to directly connect such awards to the company’s stated goal of providing 10% shareholder return over any 5-year period.

Participants may earn between 50% and 100% of the shares of Performance Stock awarded. Each award of Performance Stock will vest only upon satisfaction of certain performance criteria, which shall be achieved only if the company’s earnings per share for the fiscal year ending December 31, 2026 is at least equal to the applicable Performance targets. If the target EPS is achieved at the end of the performance period, each NEO will receive 100% of the performance Stock award. If approximately 80% of the target EPS is achieved, each NEO will receive 50% of the Performance Stock award. Below threshold, 0% of the Performance Stock will vest. Attainment between threshold and target performance parameters is subject to interpolation on a linear basis, and no more than 100% of the Performance Stock award granted may be earned.

Each year, the company establishes strategic growth objectives designed to meet our goal of providing 10% shareholder return over any five-year period. The specific goals for earnings per share are in alignment with this strategy. We believe that the threshold goal has been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve.

The 2022 Performance Stock awards as approved by the Committee for each NEO are set forth in the Grants of Plan-Based Awards table of this proxy statement.

For 2023, the company granted similar performance-based stock awards with a five-year performance period based on EPS at the end of the performance period.

Retirement Benefits

We offer a number of retirement plans to provide security for current and future needs of our employees. We believe that our benefit plans further our goals of attracting and retaining highly-qualified executives. Our retention programs create management stability and solidify alignment of interest between the NEOs and our long-term shareholders.

Pension Plan

We maintain a tax-qualified, defined benefit pension plan (the Pension Plan), aimed at allowing employees, including the NEOs, to retire comfortably at age 65. The Pension Plan is a final average pay plan based on an average of the participant’s three consecutive highest-paid years in the ten-year period preceding retirement and years of service. Benefits are paid on a monthly basis according to the participant’s elected form of payment.

Savings Plan

In addition to the Pension Plan, we maintain a tax-qualified savings plan (the Savings Plan), designed to provide employees, including the NEOs, with a tax-effective method for saving for a comfortable retirement. We contribute 50% of the first 10% of base pay that the participant contributes to the Savings Plan in the form of our common stock. The participant’s contribution is 100% vested at all times, while company contributions vest incrementally until five years of service, when they become fully vested.

Excess Benefit Plan

Because the Internal Revenue Code places limitations on the contributions and benefits highly-paid employees, such as the NEOs, can make to or receive under the Pension Plan and the Savings Plan, we also provide an excess benefit plan (the Excess Benefit Plan), to which we credit additional amounts for each participant such that the participant receives the benefits that would have been received but would otherwise exceed Internal Revenue Code limitations. A participant does not become eligible to receive payments under the Excess Benefit Plan unless employment terminates at a time or as a result of an event that would have caused the benefits to vest under the Pension Plan or Savings Plan, as applicable. All benefits under the Excess Benefit Plan are paid out of our general assets.

Agreements with NEOs

We do not have employment agreements, change in control agreements or other similar agreements with any of our NEOs.

Other Policies

Share Ownership Guidelines

Consistent with their responsibilities to our stockholders, each of the NEOs is required to maintain a financial stake in the company. To this end, each of the NEOs must own shares of our common stock with a fair market value of at least the following annual cash salary multiples:

Role	Salary multiple
CEO	3X
Other NEOs	1X

Ownership requirements may be fulfilled using the following shares:

•	Shares owned without restriction;

•	Unvested restricted stock;

•	Shares owned through our Savings Plan.

The Committee annually reviews and monitors each NEO’s compliance with the guidelines. New NEOs are given five years to comply with these requirements. Each of the current NEOs is in compliance with these guidelines or is reasonably proceeding with compliance as of the applicable five-year achievement period.

Clawback Policy

The company has adopted a formal policy requiring each current and former executive officer to forfeit any erroneously awarded incentive-based compensation received by any such officer during the three-year period preceding the date on which the company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws.

Deductibility of Executive Compensation under Code Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1 million limitation on the deduction the company may take for the annual compensation (other than certain grandfathered compensation) paid to its CEO, CFO, its next three most highly compensated executive officers and anyone else who has been a covered executive after 2016. We may pay compensation that does not qualify for this exception and that is non-deductible under Section 162(m), based on the Committee’s evaluation of our business needs.

Anti-Hedging Policy

Our directors and executive officers are subject to certain anti-hedging restrictions including the prohibition from engaging in collars, forward sale contracts, swaps, locks, exchange funds or other hedging transactions involving Company securities. Our directors and executive officers are also prohibited from engaging in transactions in puts, calls, or other derivative securities related to Company securities.

THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James E. Rogers (Chairman)
Patrick D. Hanley
Ting Xu
February 23, 2023

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information with respect to total compensation of our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers of our company, whom we refer to in this proxy statement as the named executive officers, for the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary (1)($)	Bonus ($)	Stock Awards (2)($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)
Thomas E. Gottwald	2022	$1,157,467	$0	$250,428	$0	$625,000	$0	$57,873	$2,090,768
President and Chief	2021	1,125,900	0	258,096	0	500,000	528,260	57,673	2,469,929
Executive Officer	2020	1,093,833	0	253,766	0	550,000	1,132,717	119,110	3,149,426

Brian D. Paliotti	2022	$504,667	$0	$204,924	$0	$425,000	$0	$25,233	$1,159,824
Vice President and	2021	456,933	0	210,811	0	375,000	109,938	22,847	1,175,529
Chief Financial Officer	2020	426,933	0	208,005	0	385,000	251,800	35,355	1,307,094

Regina A. Harm	2022	$594,867	$0	$227,520	$0	$525,000	$0	$30,173	$1,377,559
President of Afton	2021	578,675	0	234,454	0	475,000	358,490	28,934	1,675,553
Chemical Corporation	2020	557,025	0	230,886	0	500,000	538,470	41,294	1,867,674

Bruce R.	2022	$524,667	$0	$182,016	$0	$425,000	$0	$27,227	$1,158,910
Hazelgrove, III	2021	510,333	0	187,169	0	350,000	241,755	25,517	1,314,774
Executive Vice President and Chief Administrative Officer	2020	495,800	0	185,124	0	400,000	441,953	38,485	1,561,363

Bryce D. Jewett, III	2022	$428,958	$0	$159,421	$0	$325,000	$0	$21,448	$934,827
Vice President, General Counsel	2021	410,000		163,527		300,000	62,190	20,500	956,217

(1)

The amounts in this column represent salaries before employee (or executive) contributions to the Savings Plan. The Savings Plan is a plan qualified under Section 401(a) of the Internal Revenue Code. These amounts differ to the base salary changes described in “Compensation Discussion and Analysis—Base Salary” due to the timing of effective dates for base salary changes.

(2)

Represents the aggregate grant date fair value of the awards made as computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance goals, which we have determined to be target performance. Target performance is also the maximum performance level attainable under the awards. The assumptions used in determining the grant date fair values of the stock are set forth in Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)

Represents the amounts paid under the Executive Bonus Plan for the year indicated, which incorporates an objective, pre-established performance measure for determining maximum bonus amounts. See “Compensation Discussion and Analysis—Annual Bonus” for additional information regarding the design of the Executive Bonus Plan.

(4)

The amounts indicate the aggregate change in the actuarial present value of each named executive officer’s accrued benefit under the Pension Plan, the Excess Benefit Plan and (solely for Mr. Gottwald) the Director Retirement Plan, which collectively we refer to in this proxy statement as the “pension retirement plans.” None of the named executive officers have received above market earnings on any nonqualified deferred compensation plans for any of the years reported in the table. For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 2.875% discount rate for the measurement period ended December 31, 2020, a 2.875% discount rate for the measurement period ended December 31, 2021, and a 5.625% discount rate for the measurement period ended December 31, 2022, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and incorporated by reference into this proxy statement. Decreases in the actuarial present value are shown as $0.

(5)

The amounts in this column primarily represent our contributions to the Savings Plan and Excess Benefit Plan for each named executive officer. We credited the following amounts listed in the total column under each of the plans listed below to each named executive officer in 2022:

Name	Savings Plan	Excess Benefit Plan	Total

Thomas E. Gottwald	$15,250	$42,623	$57,873

Brian D. Paliotti	15,250	9,983	25,233

Regina A. Harm	7,934	21,810	29,744

Bruce R. Hazelgrove, III	15,250	10,983	26,233

Bryce D. Jewett, III	15,073	6,375	21,448

For Mrs. Harm and Mr. Hazelgrove, the amounts in this column also include $429 and $994, respectively, that such individual received as a service award including tax gross up.

Grants of Plan-Based Awards

The following table sets forth information concerning awards under our Executive Bonus Plan and individual performance stock grants made during the year ended December 31, 2022 to the named executive officers.

		Potential Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		Grant Date Fair Value of Stock Awards(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold (# of shares)	Target (# of shares)
Thomas E. Gottwald
Bonus Program	-	-	$625,000	$2,000,000
Performance Stock	2/25/2022				399	798	$250,428

Brian D. Paliotti
Bonus Program	-	-	425,000	2,000,000
Performance Stock	2/25/2022				327	653	204,924

Regina A. Harm
Bonus Program	-	-	525,000	2,000,000
Performance Stock	2/25/2022				363	725	227,520

Bruce R. Hazelgrove, III
Bonus Program	-	-	425,000	2,000,000
Performance Stock	2/25/2022				290	580	182,016

Bryce D. Jewett, III
Bonus Program	-	-	325,000	2,000,000
Performance Stock	2/25/2022				254	508	159,421

(1)

This column reflects the target and maximum amounts potentially payable under the 2022 Executive Bonus Plan. The maximum payout is merely the individual dollar limit established by the Executive Bonus Plan, and does not reflect the Committee’s evaluation of each individual’s performance against goals for the year. Maximum bonuses under the Executive Bonus Plan are determined based on a percentage assigned to each executive of our company’s operating profit for the year. There are no threshold or target levels of performance established with respect to the Executive Bonus Plan. The target amount shown above is a representative amount based on the previous fiscal year’s performance. See “Compensation Discussion and Analysis—Annual Cash Bonuses” for discussion of 2022 Executive Bonus Plan and amounts actually earned in 2022.

(2)

This column reflects the threshold and target amount of shares distributable under performance share awards granted on February 25, 2022 under our 2014 Incentive Compensation and Stock Plan. Awards will vest on the achievement of specified levels of earnings per share in the 2026 fiscal year. Target performance is the maximum performance level attainable under the awards.

(3)

Amounts included in this column represent the grant date fair value recognized with respect to the 2022 fiscal year in accordance with ASC 718 and is based on the maximum amounts attainable. For a discussion of valuation assumptions, see Note 16 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2022.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the number and value of nonvested restricted stock and restricted stock units for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2022. There were no other equity awards such as options, stock appreciation rights (SARs) or similar instruments or incentive plan awards for the named executive officers outstanding as of the end of the fiscal year ended December 31, 2022.

	Stock Awards
Name	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested (7) ($)	Equity Incentive Plan Awards – Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (7) ($)

Thomas E. Gottwald	0	$0	1175	(1)	$1,201,818
			625	(2)
			610	(3)
			655	(4)
			798	(5)

Brian D. Paliotti	0	0	825	(1)	917,775
			437	(2)
			500	(3)
			535	(4)
			653	(5)

Regina A. Harm	0	0	705	(1)	958,219
			500	(2)
			555	(3)
			595	(4)
			725	(5)

Bruce R. Hazelgrove, III	0	0	825	(1)	859,286
			437	(2)
			445	(3)
			475	(4)
			580	(5)

Bryce D. Jewett, III	250(6)	77,778	415	(4)	287,154
			508	(5)

(1)

Represent performance stock granted on March 14, 2018, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2022 with Compensation Committee evaluation of performance to be made after the close of the 2022 fiscal year.

(2)

Represent performance stock granted on February 27, 2019, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2023 with Compensation Committee evaluation of performance to be made after the close of the 2023 fiscal year.

(3)

Represent performance stock granted on February 25, 2020, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2024 with Compensation Committee evaluation of performance to be made after the close of the 2024 fiscal year.

(4)

Represent performance stock granted on February 19, 2021, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2025 with Compensation Committee evaluation of performance to be made after the close of the 2025 fiscal year.

(5)

Represent performance stock granted on February 25, 2022, which vest in full as determined by the Compensation Committee based on the Company’s attainment of pre-established earnings per share targets as of December 31, 2026 with Compensation Committee evaluation of performance to be made after the close of the 2026 fiscal year.

(6)

The shares reported here reflect a 2020 restricted stock award granted to Mr. Jewett on July 17, 2020, which will vest on the third anniversary of such date, provided he is employed by our company through such date, or upon his earlier termination due to death or disability.

(7)	The market value is based on the last sales price of our common stock as reported by the NYSE on December 30, 2022, which was $311.11.

Options Exercised/Stock Vested During Fiscal 2022

No options were exercised by, and no stock awards vested for, any of the NEOs during fiscal 2022.

Pension Benefits

The following table presents information as of December 31, 2022 concerning each defined benefit plan of our company that provides for payments or other benefits to the named executive officers at, following or in connection with retirement:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Thomas E. Gottwald	Pension Plan	31	(1)	$1,440,650	$0

	Excess Benefit Plan (Pension Plan Component)	31	(1)	4,863,786	0

	Director Retirement Plan(2)	n/a		137,913	0

Brian D. Paliotti	Pension Plan	15		272,253	0

	Excess Benefit Plan (Pension Plan Component)	15		295,434	0

Regina A. Harm	Pension Plan	16		589,311	0

	Excess Benefit Plan (Pension Plan Component)	16		945,666	0

Bruce R. Hazelgrove, III	Pension Plan	26		1,257,550	0

	Excess Benefit Plan (Pension Plan Component)	26		1,353,441	0

Bryce D. Jewett, III	Pension Plan	2		51,461	0

	Excess Benefit Plan (Pension Plan Component)	2		31,383	0

(1)

As of December 31, 2022, Mr. Gottwald had 36 years of service with our company and affiliate or predecessor employers, but only 31 years were applicable as credits for service under the Pension Plan and Excess Benefit Plan. Mr. Gottwald could not apply his full 36 years of service with our company and affiliate or predecessor employers because he had not continuously worked for our company and affiliate or predecessor employers for 36 years. For a period of time, he worked for an entity unrelated to our company and affiliate or predecessor employers.

(2)

In exchange for his services as a director, Mr. Gottwald is eligible to participate in our Director Retirement Plan, which pays a lifetime benefit of $12,000 per year upon an eligible director’s retirement or on after the age of 60, regardless of years of service. See “Compensation of Directors—Directors’ Retirement Benefits” on page 11.

For purposes of computing the actuarial present value of the accrued benefit payable to the named executive officers, we used the same assumptions used for financial reporting purposes under GAAP, including that (a) the retirement age is the normal retirement age (age 65 under the Pension Plan and Excess Benefit Plan and age 60 under the Director Retirement Plan), (b) a 5.625% discount rate for the measurement period ended December 31, 2022, (c) the named executive officer will remain in our employ until he reaches the normal retirement age and (d) payments will be made on a straight-life monthly annuity basis. For a description of the assumptions we used, see Note 18 to our consolidated financial statements and the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” both of which are included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and incorporated by reference into this proxy statement.

Pension Plan

We maintain the Pension Plan, which is a defined benefit plan that covers, generally, full-time salaried U.S. employees of our company and participating subsidiaries who are not covered by a collective bargaining agreement. We have reserved the right to terminate or amend the Pension Plan at any time, subject to certain restrictions identified in the Pension Plan.

The benefit formula under the Pension Plan is based on the participant’s final-average earnings, which are defined as the average of the highest three consecutive calendar years’ earnings (base pay plus 50% of incentive bonuses, not including any Performance Stock awards, paid in any fiscal year) during the 10 consecutive calendar years immediately preceding the date of determination. The years of pension benefit service for each of our named executive officers as of December 31, 2022, were: Thomas E. Gottwald, 31; Brian D. Paliotti, 15; Regina A. Harm, 16; Bruce R. Hazelgrove, III, 26; and Bryce D. Jewett, III, 2. Benefits under the pension retirement plans are computed on the basis of a life annuity with 60 months guaranteed payments. The benefits are not subject to reduction for Social Security. On December 31, 2000, we terminated our tax-qualified defined benefit plan for our salaried employees in the United States, which for the purposes of this discussion we refer to as the prior plan, and implemented the Pension Plan with an identical formula on January 1, 2001. For purposes of determining pension benefit service under the Pension Plan, participants receive credit for years of pension benefit service earned under the prior plan; however, their benefits under the Pension Plan are offset by benefits that we paid to them under the prior plan.

Subject to certain limitations, a participant who reaches normal retirement age (65 years of age) receives an annuity for life payable monthly beginning on his normal retirement date (as defined in the Pension Plan) at a monthly allowance equal to the difference between the following:

•

1.1% of his final average pay up to his covered compensation plus 1.5% of the excess of his final average pay over his covered compensation, multiplied by his number of years of pension benefit service; and

•

the sum of (1) any annual benefit accrued or paid under any other qualified defined benefit plan sponsored or previously maintained by an affiliate of our company or any predecessor employer, (2) any annual benefit accrued under a multi-employer defined benefit plan contributed to by an affiliate of our company on behalf of the participant and (3) the participant’s December 31, 2000 accrued benefit under the prior plan, which we paid out when we terminated the prior plan.

Subject to certain limitations, a participant who retires before his normal retirement date and who has completed 10 years of vesting service and reached age 55 may receive a monthly annuity beginning on his early retirement date (as defined in the Pension Plan). The early retirement annuity is based on the participant’s normal retirement benefit but is reduced actuarially to reflect commencement prior to age 65.

Pension Plan benefits with an actuarially equivalent cash value up to $25,000 may be paid as a lump sum.

Under the Pension Plan, a participant who transfers to us from one of our subsidiaries or affiliates which maintains its own pension plan will receive a benefit under the Pension Plan that is equal to the greater of his accrued benefit under the Pension Plan based on his total years of service from his date of hire with the subsidiary or affiliate, offset by his benefit under the subsidiary or affiliate’s plan, or his benefit accrued under the Pension Plan based on his years of service from his date of transfer with no offset for the accrued benefit under the subsidiary or affiliate’s plan.

In 2022, we amended the Pension Plan to increase the benefit of certain participants by an amount that otherwise would have been payable under the “Pension Plan” component of the Excess Benefit Plan described below.

Excess Benefit Plan

The Internal Revenue Code limits the amount of pension benefits companies may pay under federal income tax qualified plans. As a result, our Board of Directors adopted the Excess Benefit Plan, under which we will make additional payments so that a person affected by the Internal Revenue Code limitations will receive the same amount he otherwise would have received under the Pension Plan and the Savings Plan but for the Internal Revenue Code limitations. We have reserved the right to terminate or amend the Excess Benefit Plan at any time.

We maintain the Excess Benefit Plan in the form of a nonqualified pension plan that provides eligible individuals the difference between the benefits they actually accrue under our Pension Plan and Savings Plan and the benefits they would have accrued under those plans but for the maximum benefit and the limit on annual additions and the limitation on compensation that may be recognized under the Internal Revenue Code. The Excess Benefit Plan is divided into two components, a component for excess contributions credited under the Savings Plan formula and a component for excess benefits accrued under the Pension Plan formula. With respect to the Pension Plan component of the Excess Benefit Plan, which we refer to in this proxy statement as the Pension Plan component, the eligible individuals will accrue the amount that they would have accrued under the Pension Plan but for the limitations recognized by the Internal Revenue Code. With respect to the Savings Plan component of the Excess Benefit Plan, which we refer to as the Savings Plan component, the eligible individuals will be credited with the matching contributions that the company would have made to the Savings Plan but for the limitations imposed by the Internal Revenue Code. The Savings Plan component is hypothetically invested in phantom shares of our common stock based on the fair market value at the end of the month in which the amounts are credited. The amounts credited to the Savings Plan component reflect contributions that cannot be made to the Savings Plan because of limitations under the Internal Revenue Code and earnings thereon. Only the Pension Plan component is reported in the Pension Plan table above; the Savings Plan component is reported in the Nonqualified Deferred Compensation Plan table below.

Benefits accrued under the two components of the Excess Benefit Plan are distributed in the following manner: (1) the Pension Plan component is paid in cash (A) with respect to benefits earned prior to January 1, 2005, at the same time and in the same form as benefits are paid to the eligible individuals under the Pension Plan and (B) with respect to benefits earned after December 31, 2004, in an annuity form elected by the participant and (2) the Savings Plan component is paid in cash (a cash amount equal to the fair market value of our common stock on the date of payment) in a lump sum following termination of employment. For those participants who are considered “key employees” under the Internal Revenue Code, generally they will not begin to receive payment on benefits they earn under the Excess Benefit Plan after December 31, 2004 for six months following termination of their employment. All benefits under the Excess Benefit Plan vest if the participant is terminated (other than for reasons of fraud and dishonesty) within three years of a change in control of our company (as defined in the Excess Benefit Plan). All of our named executive officers are currently 100% vested in their Excess Benefit Plan benefits, other than Mr. Jewett, who joined NewMarket in 2020.

Nonqualified Deferred Compensation

The following table presents information concerning the Savings Plan component of our Excess Benefit Plan, which provides for the deferral of compensation paid to or earned by the named executive officers on a basis that is not tax qualified. For a discussion of our Excess Benefit Plan, see “Pension Benefits—Excess Benefit Plan” on page 27.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas E. Gottwald	$0	$42,623	$(424,886)	$0	$4,231,202

Brian D. Paliotti	0	9,983	(3,084)	0	43,629

Regina A. Harm	0	21,810	(8,944)	0	113,490

Bruce R. Hazelgrove, III	0	10,983	(11,012)	0	122,946

Bryce D. Jewett, III	0	6,375	(645)	0	14,109

(1)	For further discussion, see footnote 5 under the Summary Compensation Table on page 23.

Potential Payments Upon Termination or Change in Control

We have not entered into any employment, severance, change-in-control or other contract, agreement, plan or arrangement, whether written or unwritten, that provides for payment(s) to any of our named executive officers, at, following, or in connection with any termination of an executive officer’s employment or a change in control of the company other than (i) benefits and payments previously disclosed in the Pension Plan and Nonqualified Deferred Compensation Plan tables above, in which all of our named executive officers are currently 100% vested and which are generally payable on any termination of a named executive officer’s employment; (ii) employee benefit plans and arrangements that do not discriminate in scope, terms or operation in favor of our executive officers and that are generally available to all of our salaried employees and (iii) the long term incentive awards, which provide for accelerated vesting on termination due to death or disability, and, for Performance Stock awards, elimination of service (but not performance) vesting requirements on retirement, as described below.

The restricted stock and performance stock awards granted as a part of our long-term incentive program typically include a service-based vesting requirement. For a discussion of these awards, see “Compensation Discussion and Analysis—Long Term Incentive Awards” on page 19. Any unvested restricted stock awards held by an NEO upon retirement or other termination of employment, other than due to death or disability, prior to the vesting date will be forfeited. However, such awards will vest in full upon an NEO’s termination due to death or disability prior to the vesting date. Any unvested performance stock held by an NEO upon termination of employment, other than due to retirement, death or disability, prior to the vesting date, will be forfeited. However, such awards will vest in part upon an NEO’s termination due to death or disability prior to the vesting date. The performance stock that vests on an NEO’s death or disability equals the number of shares of performance stock awarded, times the ratio of: (x) the number of days elapsed since the start of the performance period and prior to the NEO’s death or disability, over (y) the total number of days in the performance period. Upon a participant’s retirement, a percentage of the performance stock will be forfeited based on the number of days remaining in the service period. Remaining shares of performance stock that are not forfeited upon retirement will no longer be subject to service-based vesting requirements, but shall remain subject to the performance requirements, and therefore will not vest unless and until such performance requirements are met. “Retirement” for this purpose means the participant terminates employment under circumstances entitling the participant to participate in our employee benefit programs for retirees.

The table below quantifies the estimated benefit to our NEOs in connection with such a trigger event occurring on the last business day of our 2022 fiscal year, and based on a share price of $311.11, the closing price of our common stock on December 30, 2022.

Name	Retirement(1)	Disability	Death
Thomas E. Gottwald
Pro rata vesting of performance stock	$0	$766,112	$766,112

Brian D. Paliotti
Pro rata vesting of performance stock	0	565,949	565,949

Regina A. Harm
Pro rata vesting of performance stock	0	566,507	566,507

Bruce R. Hazelgrove, III
Pro rata vesting of performance stock	0	543,676	543,676

Bryce D. Jewett, III
Pro rata vesting of performance stock	0	83,235	83,235
Vesting of restricted stock	0	77,778	77,778

(1)

Performance stock awards vest on a pro-rata basis at retirement, but remain subject to performance criteria. Based on a retirement date of December 31, 2022 and a maximum payout for such awards at the end of the performance period, each NEO would be entitled to the following – Mr. Gottwald $766,112; Mr. Paliotti $565,949, Mrs. Harm $566,507, Mr. Hazelgrove $543,676 and Mr. Jewett $83,235.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Mr. Thomas E. Gottwald, our Chairman, President and Chief Executive Officer (CEO).

Median employee total annual compensation:	$ 118,570
CEO total annual compensation:	$2,112,473
Ratio of CEO total annual compensation to the median employee:	18:1

We determined our employee population on December 31, 2022 and, at that time, our employee population consisted of approximately 2,097 individuals with 50% of these individuals located in the United States and 50% located in non-US locations in Europe, Asia Pacific, India, Latin America, Canada and the Middle East. After taking into consideration item 402(u)(4)(ii) “de minimis” exemption, we excluded 4 employees (0.2%) from the following 3 non-US locations: Netherlands (1 employee), South Africa (1 employee), Venezuela (2 employees). The resulting employee population consisted of approximately 2,093 individuals.

In accordance with SEC requirements, to identify the median employee, we used “annual taxable compensation” as a consistently applied compensation measure (CACM). Considering the variety of pay elements in each of our geographic locations, we determined this measure would provide the most consistent and accurate estimate of total compensation. We obtained and examined “annual taxable compensation” supplied by our payroll provider for each of our geographic locations using the 12-month period ending December 31, 2022. For permanent employees who worked less than a full year, we annualized their pay based on days worked during the year. We included part-time and temporary employees in our population, but we did not annualize pay for these employees. We then converted non-US compensation to USD currency using average exchange rates over the same 12-month period. We did not apply any cost-of-living adjustments in identifying the median employee. After identifying the median employee, we calculated that individual’s total annual compensation as defined by the Summary Compensation Table and also included the value of health care benefits (approximately $22,180). This value was then compared to the value of the CEO’s pay as referenced in the Summary Compensation Table plus the value of health care benefits (approximately $21,700). The median employee and CEO are eligible for similar health care programs with similar benefit values. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u).

Pay versus Performance
The following table shows the past three fiscal years’ total compensat io
n for our CEO and other named executive officers (expressed as an average) as set forth in the Summary Compensation Table, the total compensation actually paid (“CAP”) to our CEO and other named executive officers (expressed as an average), our total shareholder return, our peer group’s total shareholder return over the same period, our net income, and our operating profit as it is defined for our Executive Bonus Plan.
Fiscal Year 2022 Pay versus Performance Table

Year	Summary compensation table total for CEO (1) ($)	Compensation actually paid to CEO (3) ($)	Average summary compensation table total for other NEOs (2) ($)	Average compensation actually paid to other NEOs (3) ($)	Total shareholder return (4) ($)	Peer group total shareholder return (4) ($)	Net income (in thousands) ($)	Operating Profit (5) (in thousands) ($)
2022	2,098,436	2,185,637	1,157,780	1,210,032	68.64	110.83	279,538	363,000

2021	2,469,929	2,017,197	1,280,518	1,089,491	73.56	148.99	190,908	266,000

2020	3,149,426	1,847,089	1,452,162	905,376	83.52	117.89	270,568	319,000

(1)	The amounts in this column reflect the Summary Compensation Table totals for Mr. Gottwald for fiscal years 2022, 2021 and 2020.

(2)
The amounts in this column reflect the average Summary Compensation Table totals for our non-CEO NEOs. For 2022 and 2021 this includes Mrs. Harm, Messrs. Paliotti, Hazelgrove and Jewett. For 2020, this includes Mrs. Harm, Messrs. Paliotti, Hazelgrove and Rudolph M. West.

(3)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine compensation “actually paid” as reported in the Pay versus Performance table. The following tables detail these adjustments:

Year	Executives	Summary Compensation Table Total ($)	Deduct Reported Change in Actuarial Present Value of Pension Benefits (a) ($)	Add Pension Benefit Adjustments (b) ($)	Deduct Reported Value of Equity Awards (c) ($)	Add Equity Award Adjustments (d) ($)	Compensation Actually Paid ($)

2022	CEO	2,098,436	0	163,143	250,428	182,154	2,185,637

	Other NEOs	1,157,780	0	94,788	193,470	150,934	1,210,032

2021	CEO	2,469,929	528,260	223,648	258,096	109,976	2,017,197

	Other NEOs	1,280,518	193,093	93,964	198,990	107,362	1,089,491

2020	CEO	3,149,426	1,132,717	258,645	253,766	(174,499)	1,847,089

	Other NEOs	1,452,162	383,722	109,136	195,565	(75,635)	905,376

(a)
The amounts in this column represent the amounts reported in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the Summary Compensation Table for each appliable year.

(b)
The total pension benefit adjustments for each applicable year include the aggregate of two components: (i) the actuarially determined service cost for services rendered by the executive during the applicable year (the “service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP. The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Executives	Service Cost ($)	Prior Service Cost ($)	Total Pension Value Adjustment ($)
2022	CEO	163,143	0	163,143
	Other NEOs	94,788	0	94,788

2021	CEO	223,648	0	223,648
	Other NEOs	93,694	0	93,694

2020	CEO	258,645	0	258,645
	Other NEOs	109,136	0	109,136

(c)	The amounts in this column represent the grant date fair value of equity awards as reported in the “Stock Awards” column of the Summary Compensation Table for each applicable year.

(d)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following:

(i)	the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;

(ii)
the amount of change in fair value as of the end of the applicable year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;

(iii)	for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;

(iv)	for awards granted in prior years that vest in the applicable year, the amount equal to the change in fair value as of the vesting date (from the end of the prior fiscal year);

(v)
for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and

(vi)
the dollar value of any dividends or other earnings paid on equity awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

  The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Executive	Year end fair value of equity awards granted during the year ($)	Year over year change in fair value of outstanding and unvested equity awards ($)	Fair value as of vesting date of equity awards granted and vested in the year ($)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
2022	CEO	248,266	(96,885)	0	0	0	30,773	182,154
	Other NEOs	191,799	(59,261)	0	0	0	18,396	150,934

2021	CEO	224,482	(133,924)	0	0	0	19,418	109,976
	Other NEOs	173,074	(76,117)	0	0	0	10,406	107,362

2020	CEO	242,957	(158,814)	0	(258,642)	0	0	(174,499)
	Other NEOs	188,192	(110,089)	0	(153,738)	0	0	(75,635)

(4)
Total shareholder return (TSR) is determined based on the value of an initial fixed investment of $100. The peer group TSR represents cumulative, weighted TSR of the S&P 1500 Specialty Chemicals Index.

(5)
The 2022 operating profit of approximately $363 million is based on our 2022 operating profit (calculated in accordance with GAAP) of $355 million, excluding a charge of $8 million for the bonus expense. The 2021 operating profit of approximately $266 million is based on our 2021 operating profit (calculated in accordance with GAAP) of $258 million, excluding a charge of $8 million for the bonus expense. The 2020 operating profit of approximately $319 million is based on our 2020 operating profit (calculated in accordance with GAAP) of $312 million, excluding a charge of $7 million for the bonus expense.

Relationship of Pay and Performance Measures
CAP versus TSR

CAP versus Net Income

CAP versus Operating Profit

Company Financial Performance Measures
The items listed below represent the most important metrics we used to determine CAP for fiscal year 2022 as further described in our Compensation Discussion and Analysis beginning on page 14.
Most Important Performance Measures
Operating Profit
Net Income
EPS

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. Management is responsible for NewMarket’s financial reporting process, including the effectiveness of its internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of NewMarket’s consolidated financial statements and the effectiveness of NewMarket’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is, among other things, to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP, NewMarket’s independent registered public accounting firm.

Management represented to the Audit Committee that NewMarket’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with PricewaterhouseCoopers LLP that firm’s independence from NewMarket.

Based upon the Audit Committee’s discussions with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in NewMarket’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted an Audit Committee Pre-Approval Policy for the pre-approval of audit services and permitted non-audit services by NewMarket’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence from NewMarket. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels also will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee has designated in the Audit Committee Pre-Approval Policy specific services that have the pre-approval of the Audit Committee and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time, based on subsequent determinations.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee. The Audit Committee recognizes the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related, and Tax services, and the total amount of fees for services classified as permissible All Other services.

The Audit Committee has designated the Chief Financial Officer to monitor the performance of the services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Audit Committee Pre-Approval Policy. Both the Chief Financial Officer and management will immediately report to the Chairman of the Audit Committee any breach of the Audit Committee Pre-Approval Policy that comes to the attention of the Chief Financial Officer or any member of management.

THE AUDIT COMMITTEE

H. Hiter Harris, III, Chairman
Mark M. Gambill
James E. Rogers

February 23, 2023

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to shareholder approval. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting with an opportunity to make a statement and to be available to respond to appropriate questions.

PricewaterhouseCoopers LLP’s principal function is to audit management’s assessment of the effectiveness of NewMarket’s internal control over financial reporting and our consolidated financial statements and, in connection with that audit, to review certain related filings with the Securities and Exchange Commission and to conduct limited reviews of the financial statements included in our quarterly reports.

The Audit Committee and our Board of Directors unanimously recommend that you vote “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as NewMarket’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees	$1,928,908	$1,855,452
Audit-Related Fees	18,147	19,831
Tax Fees(1)	924,390	969,349
All Other Fees	900	900

Total fees	2,872,345	2,845,532

(1)	Tax compliance and preparation fees totaled $35,824 and $88,264 in fiscal 2022 and 2021, respectively.

Audit Fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements.

Tax Fees primarily include fees associated with tax audits, tax compliance, tax consulting, as well as domestic and international tax planning.

PROPOSAL 3:

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION (SAY-ON-PAY)

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to periodically seek a non-binding advisory vote from our shareholders to approve the compensation as disclosed in the Compensation Discussion & Analysis (CD&A), tabular disclosures and narrative sections accompanying the tabular disclosures in this proxy statement. Since the required vote is advisory, the result of the vote is not binding upon the Board.

The Board has adopted a policy providing for an annual “say-on-pay” advisory vote. In accordance with this policy, shareholders are asked to approve the following advisory resolution at the company’s 2023 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of NewMarket Corporation approve, on an advisory basis, the compensation awarded by the company to the named executive officers, as disclosed in the Compensation Discussion and Analysis, tabular disclosures, and other narrative executive compensation disclosures in the proxy statement for the 2023 Annual Meeting of Shareholders as required by the rules of the Securities and Exchange Commission.”

The Compensation Committee and the Board of Directors has created a compensation program designed to attract, motivate and retain the qualified executives that help ensure the company’s future success, to provide incentives for increasing profits by awarding executives when individual and corporate goals are achieved and to align the interests of executives and long-term shareholders.

The Board of Directors urges shareholders to read the CD&A beginning on page 14 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 23 through 30, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

Effect of Proposal

The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the company’s executive compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder approval or disapproval remains with the Board of Directors and the Compensation Committee.

The Board of Directors believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interest of the company and its shareholders.

The Board of Directors values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions.

Our Board of Directors unanimously recommends that you vote “FOR” the non-binding resolution on executive compensation.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTES (SAY-ON-FREQUENCY)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years we are required to submit for shareholder vote a non-binding resolution to determine whether the advisory shareholder vote on executive compensation described in Proposal 3 above shall occur every one, two, or three years.

After careful consideration, the Board of Directors has determined that holding an annual advisory vote on executive compensation is the most appropriate policy for the company at this time and recommends that shareholders vote for future advisory votes on executive compensation to occur every ONE year. The Board of Directors believes an annual advisory vote is appropriate because the Compensation Committee evaluates, adjusts and approves the compensation of our named executive officers on an annual basis. Additionally, an annual advisory vote promotes corporate transparency, and gives shareholders the opportunity to provide frequent direct input on compensation matters.

The proxy card provides shareholders with four choices (every one, two, or three years, or abstain). Shareholders are not voting to approve or disapprove the Board’s recommendation.

Effect of Proposal

The frequency vote is non-binding. Shareholder approval of a one, two, or three-year frequency vote will not require the company to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board of Directors and/or its committees.

The Board values the opinions of the company’s shareholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the frequency vote and other communications from shareholders when making future decisions regarding the frequency of say-on-pay votes.

Our Board of Directors unanimously recommends that you vote for a frequency of “ONE YEAR.”

PROPOSAL 5:

APPROVAL OF NEWMARKET CORPORATION 2023 INCENTIVE COMPENSATION AND STOCK PLAN

Introduction

We are asking our shareholders to approve our 2023 Incentive Compensation and Stock Plan (the 2023 Incentive Plan).

The 2023 Incentive Plan will replace our 2014 Incentive Compensation and Stock Plan (the Prior Plan), which will expire by its terms on February 27, 2024, and will no longer be available for making awards after that date. The 2023 Incentive Plan, if approved by our shareholders, will allow us to continue to grant equity or equity-based awards to our eligible employees and directors.

Equity and equity-based awards are an important part of our executive compensation program. We use equity and equity-based awards to motivate our executives to increase the company’s performance over the long term, to align the interests of our executives with the interests of our shareholders and to support our share ownership guidelines. We believe that substantial stock ownership by executives also helps us to effectively manage enterprise key risks.

We also use our equity compensation plan to grant annual performance-based cash incentive awards to our executives.

Termination of the Prior Plan as to Future Awards

As of February 28, 2023, the total number of shares remaining under the Prior Plan that will no longer be available for issuance of future awards upon approval by our shareholders of the 2023 Incentive Plan is 927,799. As of February 28, 2023, the total number of full value awards (i.e., restricted shares and restricted stock units) outstanding under the Prior Plan is 38,488, of which 14,300 are performance-contingent, and 38,488 of which remain unearned as of February 28, 2023. As of February 28, 2023, no appreciation awards (i.e., options and SARs) are outstanding under the Prior Plan. No further shares will be granted as awards under the Prior Plan after February 28, 2023 unless the 2023 Incentive Plan is not approved by our shareholders.

Performance Based Awards for the Past Three Fiscal Years

Further information on performance-based awards, which reflects the five-year performance vesting schedule for awards granted in 2020 through 2022, is as follows:

Performance-Based Awards	# of Shares
Non-vested at December 31, 2019	7,689
Granted:	2,500
Vested or Earned:	-
Forfeited:	-
Non-vested at December 31, 2020	10,189
Granted:	2,675
Vested or Earned:	-
Forfeited:	-
Non-vested at December 31, 2021:	12,864
Granted:	3,264
Vested or Earned:	-
Forfeited:	436
Non-Vested at December 31, 2022	15,692

Summary of 2023 Incentive Plan

The following summary of the material features of the 2023 Incentive Plan is subject to, and qualified in its entirety by reference to, the complete text of the 2023 Incentive Plan, which is attached as Annex B to this proxy statement and incorporated by reference into this proxy statement. We urge you to read the full text of the 2023 Incentive Plan carefully.

Key features of the 2023 Incentive Plan are summarized below.

Shares Reserved, Limitations on Share Recycling

A maximum of 250,000 shares of our common stock may be issued under the 2023 Incentive Plan, of which all 250,000 shares may be issued pursuant to incentive stock options. The foregoing share limitations, the terms of outstanding Awards, and the per individual limitations on the number of shares of our common stock for which Awards may be granted shall be adjusted as the Committee determines to be equitably required in the event of stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar events or if there is a change in control

Shares subject to awards that are terminated or forfeited may be reused under the 2023 Incentive Plan. However, shares that are withheld or tendered for the payment of the exercise price of an option or SAR or as full or partial payment of withholding or other applicable taxes with respect to any type of award may not be reused under the 2023 Incentive Plan.

The closing price of a share of our common stock on the New York Stock Exchange on February 28, 2023 was $343.50.

Effective Date and Duration of Plan

Awards may only be granted after the 2023 Incentive Plan has both been approved by the board of directors and our shareholders. No awards may be granted under the 2023 Incentive Plan after the annual meeting of our shareholders occurring in 2028 or, absent an annual meeting in 2028, after December 31, 2028. Awards granted before the applicable final date for making grants will remain valid in accordance with their terms.

Administration of the Plan; Eligibility

The Compensation Committee administers the 2023 Incentive Plan. The Committee has the power and complete discretion to select eligible employees and directors to receive awards and to determine the size and type of an award and its terms and conditions. Any employee or director of the Company or an entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company may participate in the 2023 Incentive Plan if selected to receive an award by the Committee. The Committee has the authority to interpret the 2023 Incentive Plan; to adopt, amend and rescind rules pertaining to plan administration; to establish, consistent Section 409A of the Code, programs to permit selected participants to defer receipt of consideration under an award; and to make all other determinations necessary or advisable for plan administration. The Committee may delegate its authority to one or more of our officers, subject to such conditions as the Committee may determine. Currently, approximately 2,055 employees of the company (other than non-employee directors and executive officers), approximately six non-employee directors, and approximately five executive officers would be eligible to receive awards under the 2023 Incentive Plan, if approved. Historically, the company has not granted awards to more than approximately 200 persons in any single calendar year. The Company has not, however, at the present time determined who will receive grants under the 2023 Incentive Plan if it is approved.

Types of Incentive Awards That May Be Granted

The following types of incentive awards may be granted under the 2023 Incentive Plan: options, SARs, stock awards, stock units and incentive awards.

Limitations Applicable to Incentive Awards

Per-Participant Annual Limits

The maximum number of shares of our common stock subject to awards granted under the 2023 Incentive Plan to a participant (other than a non-employee director) in a calendar year is 10,000 shares. The maximum number of shares of our common stock subject to awards granted under the 2023 Incentive Plan to a non-employee director in a calendar year is 1,000 shares of our common stock. Subject to the foregoing limitation, no participant may receive, in a single calendar year, an incentive award cash payment under the 2023 Incentive Plan exceeding $2,000,000. Further, incentive awards may not be granted to non-employee directors under the 2023 Incentive Plan.

Minimum Vesting Provisions

Options, SARs, stock awards, stock units, and incentive awards settled in whole or part in Common Stock shall be subject to a minimum vesting period of at least two (2) years (subject to earlier vesting in the event of a Participant’s death, Disability or as specified in the 2023 Incentive Plan and described below in connection with a change in control), except that a shorter vesting period or immediate vesting may apply to awards granted to non-employee directors as a fee or retainer for service, including annual or other grants made pursuant to a director compensation policy or arrangement. Cash-settled incentive awards shall be subject to the performance-based and other terms and conditions established by the Committee.

Clawback

All Awards under the 2023 Incentive Plan (including any proceeds, gains or other economic benefit received by a participant upon receipt or exercise of an award or receipt or resale of shares underlying an award), whether time-based or performance-based, are subject to the provisions of any clawback policy implemented by the company from time to time, including – without limitation – a clawback policy adopted or amended to comply with applicable law, rules or regulations promulgated under applicable law, or to satisfy any applicable listing standards.

Fractional Shares

No fractional shares will be issued under the 2023 Incentive Plan. The Committee will determine whether cash, additional awards, or other securities or property will be issued or paid in lieu of fractional shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

Summary Description of Types of Incentive Awards

Options

The 2023 Incentive Plan authorizes the grant of incentive stock options and nonqualified stock options. Incentive stock options are options that satisfy the requirements of Section 422 of the Code. A participant who is granted an option has the right to purchase, upon exercise of the option, a specified number of shares of our common stock at a specified exercise price. The number of shares subject to the option, and its exercise schedule, exercise price, and duration are set by the Committee. Options are subject to the minimum vesting provisions of the 2023 Incentive Plan.

No option granted under the 2023 Incentive Plan will have an exercise price below the fair market value of our common stock on the date of grant, or a term that extends more than ten years. The option price may be paid in cash or a cash equivalent acceptable to the Committee. The Committee may permit shares of our common stock to be used to pay all or part of the exercise price, valuing such shares at the fair market value of our common stock on the day preceding the exercise date.

For purposes of the 2023 Incentive Plan, fair market value of our common stock is the reported closing price of a share of our common stock on the New York Stock Exchange on the day in question or, if our common stock was not traded on that day, the next preceding day on which it was traded.

Options may not be repriced without the approval of our shareholders.

Stock Appreciation Rights

The 2023 Incentive Plan authorizes the grant of SARs in tandem with options. The number of shares subject to a SAR award, and its exercise schedule, terms, and duration are set by the Committee. SARs are subject to the minimum vesting provisions of the 2023 Incentive Plan.

Exercise of a SAR award for a given number of shares of our common stock terminates the related option with respect to that number of shares. Exercise of the related option terminates the SAR to the same extent. SARs entitle the holder to a payment on exercise that may not exceed the difference between the fair market value of a share of our common stock on the date of grant and the fair market value of a share of our common stock on the date of exercise. The payment may be made in cash, shares of our common stock, or a combination of cash and our common stock, at the discretion of the Committee. The term of the SAR award will not exceed the term of the related option and, thus, cannot exceed ten years.

SARs may not be repriced without the approval of our shareholders.

Stock Awards

The 2023 Incentive Plan authorizes the grant of stock awards. Subject the minimum vesting provisions of the 2023 Incentive Plan, the Committee will determine the number of shares subject to a stock award, and the terms of the award. The Committee may prescribe that the terms of a stock award are forfeitable, nontransferable or otherwise restricted for a period of time. If restrictions apply to a stock award, they may relate to continued employment or attainment of performance objectives, among other things. A participant will have all the rights of a shareholder with respect to a stock award, including the right to receive dividends and vote the shares.

Stock Units

The 2023 Incentive Plan authorizes the grant of stock units. The Committee will determine the number of shares subject to an award of stock units, and the terms of the award. Subject to the minimum vesting provisions of the 2023 Incentive Plan, the Committee, on the date of grant of the award, may prescribe that the stock units or a portion thereof, will be earned, and the participant will be entitled to receive a payment pursuant to the award of stock units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance goals. The amount payable when an award of stock units is earned may be settled in cash, common stock or a combination of cash and common stock. In accordance with and subject to the terms of the award agreement, a participant may be entitled to dividend equivalents (calculated in accordance with the agreement) at the time an award is earned, only if and to the extent the award is earned. Such dividend equivalents may be payable in cash, common stock or a combination of cash and common stock, as determined by the Committee in its sole discretion.

Incentive Awards

The 2023 Incentive Plan authorizes the grant of incentive awards. The Committee, at the time an incentive award is made, will specify the terms and conditions which govern the award; provided that incentive awards may not be granted to non-employee directors. Incentive awards may be paid in cash or in shares of our common stock. An incentive award will be earned only upon, and to the extent that, performance goals are satisfied during a performance period specified by the Committee, subject to minimum vesting provisions of the 2023 Incentive Plan for an incentive award settled in shares of our common stock.

Performance Criteria

Awards granted under the 2023 Incentive Plan may be earned based upon the satisfaction of performance objectives which may relate to any of the following performance criteria: cash flow and/or free cash flow (before or after dividends); earnings per share (diluted and basic earnings per share); EBITDA (earnings before interest, taxes, depreciation and amortization); the price of our common stock; return on equity; total shareholder return; return on capital (including return on total capital or return on invested capital); return on assets or net assets; market capitalization; total enterprise value (market capitalization plus debt); economic value added; debt leverage (debt to capital); revenue; income or net income; operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; cash from operations; operating ratio; commodity or operating revenue; dividend yield; or market share.

Transferability of Awards

Participants generally may not sell, transfer or pledge their interest in awards under the 2023 Incentive Plan, provided that certain transfers for estate planning purposes may be permitted under the terms of an option (other than an incentive stock option) or an SAR, subject to any terms and conditions imposed by the Committee.

Amendment and Termination

The board of directors may amend or terminate the 2023 Incentive Plan in its discretion, provided that no amendment may become effective until shareholder approval is obtained to the extent that such approval is required by applicable law, rules or regulations or any stock exchange or market system on which our common stock is listed. Any amendment that would adversely affect any participant’s right under an award requires the participant’s consent.

Treatment of Awards Upon a Change in Control

In the event of a change in control, the Committee in effect before the change in control shall: (i) provide for an outstanding award to become fully vested, settled, and/or exercisable in the event the award is not assumed, or new rights substituted therefor, by the acquiring or surviving corporation in the change in control, and (ii) make such adjustments to awards then outstanding as the Committee deems appropriate to reflect the change in control and to retain the economic value of the award. Further, the Committee shall cause any such assumption or substitution to provide that the assumed or substituted award shall become fully vested, settled, and/or exercisable in the event of an involuntary termination of employment without cause or for good reason (as defined in the 2023 Incentive Plan) within 12 months following the change in control. With respect to the foregoing, any performance-related conditions will be deemed satisfied (i) based on actual performance determined over the period through the closing of the change in control, or (ii) at target performance levels if actual performance cannot be determined.

In the case of any option or SAR with an exercise price that equals or exceeds (or, for a SAR, for which the fair market value on the date of grant equals or exceeds) the price paid or consideration to be received for a share of our common stock in connection with the change in control, the Committee may cancel the option or SAR upon at least 10 days’ advance notice to the affected persons without the payment of consideration therefor.

The obligations of the company under the 2023 Incentive Plan are binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the company or a related entity, as applicable.

Under the 2023 Incentive plan, a change in control is generally defined as the acquisition by a person or group (excluding Bruce C. Gottwald and members of his family, and any affiliate of any of them) of beneficial ownership of 30% or more of the combined voting power of the outstanding voting securities of the company; a change in the majority of the board of directors as a result of a reorganization, merger, share exchange or consolidation (Business Combination), a contested election of directors, or any combination of these transactions, within two years of the last of such transactions; or consummation of a Business Combination, unless substantially all of the owners of the outstanding voting securities prior to the Business Combination continue to own more than 70% of the outstanding voting securities after the Business Combination, no person or group (excluding Bruce C. Gottwald and members of his family, and any affiliate of any of them) acquires beneficial ownership of 30% or more of the outstanding voting securities of the company, and there is no change in the majority of the board of directors.

New Plan Benefits

No awards have been granted under the 2023 Incentive Plan as of the date of this proxy statement. If approved by the shareholders, future awards under the 2023 Incentive Plan will be made at the discretion of the Committee and the value of those awards will depend on the fair market value of our common stock at various future dates, as well as other variables which are not known to us at this time. Therefore, it is not possible for us to determine the benefits that may be received by directors, executive officers and other employees under the 2023 Incentive Plan.

Federal Income Tax Consequences

General

The following is a summary of the current federal income tax treatment of 2023 Incentive Plan awards. The rules governing the taxation of 2023 Incentive Plan awards are technical and the following discussion is necessarily general in nature. Statutory and regulatory provisions governing 2023 Incentive Plan awards are subject to change, and the application of these provisions may vary in individual circumstances.

Incentive Stock Options

A participant generally does not recognize income on the grant or exercise of an incentive stock option. The difference between the exercise price and the fair market value of the stock on the date of exercise may be an item of adjustment for the participant for alternative minimum tax purposes, depending on when the participant disposes of the stock acquired on exercise. A participant may recognize ordinary income on exercise of an incentive stock option following termination of employment if the exercise occurs after the end of specified periods. In that case, the tax consequences discussed below for nonqualified stock options would apply.

In addition, if the participant sells shares acquired under an incentive stock option before the end of required holding periods, he or she recognizes ordinary income in the year of the sale. That income equals the difference between the exercise price and fair market value of the stock on the date of exercise or the date of sale, whichever is less.

We will be entitled to a federal income tax deduction if, and to the extent, a participant recognizes ordinary income with respect to his or her incentive stock option, as described above.

Nonqualified Stock Options

A participant does not recognize income on the grant of a nonqualified stock option. A participant recognizes ordinary income on exercise of a nonqualified stock option, equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Appreciation Rights

A participant does not recognize income on the grant of an SAR. A participant recognizes ordinary income equal to the cash and fair market value of our common stock received on exercise of a SAR. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Awards

A participant recognizes income equal to the fair market value of the common stock subject to a stock award on the first day the award is vested or transferable. If the award is not vested and transferable when granted, the Participant may make an election under Section 83(b) of the Code to recognize ordinary income based on the fair market value of the common stock subject to the award on the date of grant. No additional ordinary income is recognized when the award becomes vested or transferable. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Stock Units

A participant does not recognize income on the grant of an award of stock units. When the award is paid, the participant recognizes ordinary income equal to the cash and fair market value of our common stock received. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Incentive Awards

A participant does not recognize income on the grant of an incentive award. When the award is paid, the participant recognizes ordinary income equal to the cash and fair market value of our common stock received. We will be entitled to a federal income tax deduction equal to the ordinary income recognized by the participant.

Other Tax Consequences

If the participant is an employee, we will generally be required to withhold federal income taxes at the time the employee recognizes ordinary income in connection with an award. The employee is responsible for satisfying any tax withholding obligation with respect to an award.

A participant may incur a twenty percent excise tax on payments that are contingent on a change of control if the total of such payments made to the participant exceeds certain limits. We also will not be entitled to a deduction for certain contingent payments in excess of specified limits. Accelerated exercisability of options or SARs, and accelerated vesting of stock awards, stock units and incentive awards are valued and generally considered contingent payments for this purpose.

In addition, there may be circumstances in which we will not be allowed a deduction with respect to all or a portion of an award due to the application of $1 million compensation deduction limitation under Section 162(m) of the Code.

Furthermore, there may be circumstances under which a participant is required to recognize ordinary income in connection with an award at a time that is earlier than the times described above, due to application of the tax doctrines of constructive receipt or assignment of income or a violation of the nonqualified deferred compensation rules under Section 409A of the Code. If an award violates Section 409A of the Code, the participant will also generally owe additional federal income taxes (on top of ordinary federal income taxes) with respect to the award. To avoid a violation of Section 409A, the company may impose certain restrictions on awards under the 2023 Incentive Plan, including a six-month payment delay following separation from service for a participant who is one of the company’s top-paid officers or who otherwise qualifies as a “specified employee” for purposes of Section 409A.

Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the NewMarket Corporation 2023 Incentive Compensation and Stock Plan.

Equity awards are an important part of our executive compensation program and are critical to maintaining an appropriate mix of cash and equity compensation. Approval of the 2023 Incentive Plan would allow a continuation of the current design of our executive compensation program.

SHAREHOLDER PROPOSAL

NewMarket has been notified that a shareholder or its representative intends to present the following proposal for consideration at the annual meeting. We are not responsible for the content of the proposal, which is presented below as it was submitted to us by the proponent. The name, address and share ownership of the proponent will be furnished to any shareholder upon oral or written request. We recommend a vote AGAINST the proposal for the reasons set forth in our response to the proposal.

PROPOSAL 6:

SHAREHOLDER PROPOSAL REGARDING PUBLICATION OF GHG EMISSIONS AND SETTING SHORT-, MEDIUM- AND LONG-TERM EMISSION REDUCTION TARGETS TO ALIGN BUSINESS ACTIVITIES WITH NET ZERO EMISSIONS BY 2050 IN LINE WITH THE PARIS CLIMATE AGREEMENT

Strengthen emission reduction targets and reporting

Whereas:

Climate change is one of the defining challenges of the 21st century and presents both financial risks and opportunities to companies.

Greenhouse gas emissions (GHG) stemming from human activities are driving a rise in mean temperatures. This is affecting human health and well-being as well as the natural environment, and poses significant risks to the global economy. Companies’ economic prospects are affected by technological developments, regulatory changes and the physical consequences of a changing climate.

As a global producer of petroleum additives, NewMarket Corp’s operations and value chain contribute to significant GHG emissions. As such, it is exposed to financial risks and opportunities as the world transitions towards a low-carbon economy. In its 2021 ESG report, the company states that it has conducted an ESG assessment that identified GHG emissions as an area of very high interest.

The company has set a target to reduce CO2 emissions by 30% by 2030, but has not disclosed the current emissions, baseline or scope for this target. Proponents believe it is necessary with strengthened emission reduction targets and reporting to provide investors with a better understanding of how the company will align its business model with reasonable pathways to net zero emissions.

Resolved:

Shareholders request the company to publish their GHG emissions, and set short-, medium-and long-term emission reduction targets to align business activities with net zero emissions by 2050 in line with the Paris Climate Agreement.

Supporting statement:

Long-term investors need to understand how the company plans to adapt its business model and align it with net zero global emissions. Such plans should encompass emissions from own operations, but also actions, such as investments in R&D or engagement with the company’s value chain, to manage risks and reduce indirect emissions.

In assessing the targets and reporting, we recommend, at management’s discretion to

–	report in line with the TCFD recommendations
–	cover scope 1 and 2 emissions, and other material indirect emissions as relevant
–	consider available guidance provided by the Science Based Targets initiative or other authoritative groups
–	develop transition plans with defined time frames, milestones and potential implications for capital expenditures

NewMarket Statement in Opposition

In August of 2022, NewMarket released its first Environmental, Social and Governance (ESG) Report. The report highlights our goals and activities related to ESG matters, which reflect our long-standing commitment to making the world a better place. As disclosed in the report, we have adopted a goal to reduce CO2 emissions by 30% by 2030. We, with the support of our Board, are taking actions to achieve this goal. These actions, as described in our ESG report, include the implementation of several energy-reduction projects and the finalization in 2021 of our Life Cycle Assessment process. This process is intended to help our internal teams and our customers adjust plans or choose alternatives to improve a product’s environmental footprint without sacrificing performance.

We are committed to periodically updating our shareholders and other stakeholders on the progress of our ESG initiatives, including with respect to our CO2 emissions reduction goal, and therefore intend to release an updated ESG report every 12 to 24 months.

Although we do not currently disclose our greenhouse gas (GHG) emissions, the Securities and Exchange Commission has issued proposed rules intended to enhance and standardize climate-related disclosures. These proposed rules would require registrants to disclose certain GHG emissions and related information. As of the date of this proxy statement, the Securities and Exchange Commission has not yet finalized these proposed rules. Given the impact these rules will likely have on future GHG emission and other climate-related disclosures, we believe it is prudent for the company to refrain from devoting the required time and other resources towards the disclosure of its GHG emissions until the rules are in final form.

Given the above, our Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

SUBMISSION OF MATTERS FOR 2024 ANNUAL MEETING

Shareholder Proposals for Inclusion in the Proxy Statement

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2024 annual meeting of shareholders must present such proposal to our company’s corporate secretary at our principal executive offices at 330 South Fourth Street, Richmond, Virginia 23219 not later than November 11, 2023, in order for the proposal to be considered for inclusion in our proxy statement. We will consider such proposals in accordance with the Securities and Exchange Commission’s rules governing the solicitation of proxies. We anticipate holding the 2024 annual meeting on April 25, 2024.

Shareholder Director Nominations

The NewMarket amended bylaws provide that a NewMarket shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our company’s corporate secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be delivered not later than the close of business on the ninetieth day prior to the first anniversary of the preceding year’s annual meeting, and not earlier than the close of business on the one-hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be delivered not earlier than the close of business on the one-hundred twentieth day prior to such special meeting, and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

•	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

•	the class and number of shares of our capital stock that are owned beneficially and of record by such shareholder and such beneficial owner;

•	a representation that the shareholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

The shareholder’s notice must also comply with the requirements of Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended. Because the 2023 annual meeting is to be held on April 27, 2023, our corporate secretary must receive written notice of any shareholder nominee for the 2024 annual meeting not later than the close of business on January 28, 2024 nor earlier than the close of business on December 29, 2023.

Other Shareholder Proposals not Included in the Proxy Statement

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by us within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the NewMarket bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above concerning shareholder director nominees with respect to the shareholder proposing such business.

We will furnish any shareholder desiring a copy of our amended bylaws without charge by writing to our corporate secretary at NewMarket Corporation, 330 South Fourth Street, Richmond, Virginia 23219.

CERTAIN MATTERS RELATING TO PROXY MATERIALS

AND ANNUAL REPORTS

Notice of Internet Availability of Proxy Materials

If you received a Notice by mail, you will not receive a paper copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. Alternatively, you may vote by telephone, or order a paper copy of the proxy materials at no charge on or before April 17, 2023 by following the instructions provided in the Notice.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The Securities and Exchange Commission rules permit us, with your consent, to deliver a single Notice to any household at which two or more shareholders of record reside at the same address. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record who reside at the same address and receive a single Notice may also request a separate copy of future proxy statements and annual reports by calling 1-800-625-5191 (toll-free).

We will provide without charge to each person to whom this proxy statement has been delivered, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including the financial statements. Requests should be directed to our corporate secretary as described above. A list of the exhibits to the Annual Report on Form 10-K, showing the cost of each, will be delivered with a copy of the Annual Report on Form 10-K. Any of the exhibits listed will be provided upon payment of the charge noted on the list.

OTHER MATTERS

Our Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their discretion.

Annex A

NEWMARKET CORPORATION

Independence Determination Guidelines

For a director to be deemed “independent,” the Board of Directors of NewMarket Corporation (“NewMarket”) shall affirmatively determine that the director has no material relationship with NewMarket either directly or as a partner, shareholder or officer of an organization that has a relationship with NewMarket. In making this determination, the Board of Directors shall apply the following standards, in which case a director will be deemed not independent:

1.

A director is, or has been within the last three years, an employee of NewMarket, or an immediate family member is, or has been within the last three years, an executive officer, of NewMarket. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a director from being considered independent following such employment.

2.

A director has received or has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from NewMarket (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman, Chief Executive Officer or other executive officer will not count toward the $120,000 limitation.

3.

(A) A director or an immediate family member is a current partner of a firm that is NewMarket’s internal or external auditor; (B) a director is a current employee of such a firm; (C) a director has an immediate family member who is a current employee of such a firm and who personally participates in the audit of NewMarket; or (D) a director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on NewMarket’s audit within that time.

4.

A director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of NewMarket’s present executive officers at the same time serves or served on that company’s compensation committee.

5.

A director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, NewMarket for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

Annex B

NEWMARKET CORPORATION 2023 INCENTIVE COMPENSATION AND STOCK PLAN

[Attached]

NEWMARKET CORPORATION

2023 INCENTIVE COMPENSATION AND STOCK PLAN

[As Approved by Shareholders

on April     , 2023]

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE I

DEFINITIONS

1.01	Administrator

Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.02	Affiliate and Associate

Affiliate and Associate shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

1.03	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, award of Stock Units, Incentive Award, Option or SAR granted to such Participant.

1.04	Award

Award means an Option, an SAR, a Stock Award, an award of Stock Units, or an Incentive Award granted under the Plan.

1.05	Beneficial Owner

Beneficial Owner has the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities the holding of which is properly disclosed on a Schedule 13G.

1.06	Board

Board means the Board of Directors of the Company.

1.07	Cause

Cause means that the Participant has been convicted of a felony that involves the misappropriation of the assets of the Company or a Related Entity or that materially injures the business reputation of the Company or a Related Entity.

1.08	Change in Control

Change in Control means the occurrence of any of the following events:

(a)         any Person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act (excluding Bruce C. Gottwald and members of his family and any Affiliate of any of them) becomes, directly or indirectly, the Beneficial Owner of 30% or more of the combined voting power of the then outstanding Company securities that are entitled to vote generally for the election of the Company’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Company approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made); or

(b)         as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions,

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

Continuing Directors cease to constitute a majority of the Board, or any successor’s board of directors, within two years of the last of such transactions; or

(c)         the Company consummates a Business Combination, unless immediately following such Business Combination, (a) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own more than 70% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (b) no Person (excluding Bruce C. Gottwald and members of his family and any Affiliate of any of them) beneficially owns 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such Business Combination and (c) at least a majority of the members of the board of directors of the Company resulting from such Business Combination are Continuing Directors.

1.09	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.10	Committee

Committee means the Compensation Committee of the Board.

1.11	Common Stock

Common Stock means the common stock of the Company.

1.12	Company

Company means NewMarket Corporation.

1.13	Continuing Director

Continuing Director means any member of the Board on the date this Plan is adopted by the Board, or any member of the Board whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors.

1.14	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.15	Effective Date

Effective Date means the date and time, following approval of the Plan by the Board, on which Plan is approved by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting at which a quorum is present.

1.16	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

1.17	Fair Market Value

Fair Market Value means, on any given date, the reported closing price of a share of Common Stock on the New York Stock Exchange, or if the Common Stock was not so traded on such day, then on the next preceding day that the Common Stock was so traded on such exchange, all as reported by such source as the Committee may select. If shares of Common Stock are not then traded on the New York Stock Exchange, the Fair Market Value shall be determined by the Committee using the reasonable application of a reasonable method.

1.18	Good Reason

Good Reason means a material diminution of a Participant’s base compensation or authority, duties, or responsibilities. An event or condition will constitute Good Reason only if the Participant provides written notice to the Company or a Related Entity (or the successor of either), as applicable, within 90 days of the initial existence of the event or condition and the Company, Related Entity (or successor of either), as applicable, does not remedy the event or condition within 30 days of receipt of such notice.

1.19	Incentive Award

Incentive Award means an Award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a payment, in cash or Common Stock or a combination of cash and Common Stock, from the Company or a Related Entity.

1.20	Non-Employee Director

Non-Employee Director means a Participant who is a non-employee member of the Board or the board of directors of a Related Entity.

1.21	Option

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.22	Participant

Participant means an employee of the Company or a Related Entity or a member of the Board or the board of directors of a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, Stock Units, an Incentive Award, an Option, an SAR, or a combination thereof.

1.23	Performance Criteria

Performance Criteria means one or more of (a) cash flow and/or free cash flow (before or after dividends), (b) earnings per share (diluted and basic earnings per share), (c) EBITDA (earnings before interest, taxes, depreciation and amortization), (d) the price of Common Stock, (e) return on equity, (f) total shareholder return, (g) return on capital (including return on total capital or return on invested capital), (h) return on assets or net assets, (i) market capitalization, (j) total enterprise value (market capitalization plus debt), (k) economic value added, (l) debt leverage (debt to capital), (m) revenue, (n) income or net income, (o) operating income, (p) operating profit or net operating profit, (q) operating margin or profit margin, (r) return on operating revenue, (s) cash from operations, (t) operating ratio, (u) commodity or operating revenue, (v) dividend yield and (w) market share.

1.24	Person

Person has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act except that such term does not include (a) the Company, its Affiliates or any Related Entity, (b) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

Company or any Related Entity, (c) any underwriter temporarily holding securities pursuant to any offering of such securities or (d) a company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company.

1.25	Plan

Plan means the NewMarket Corporation 2023 Incentive Compensation and Stock Plan.

1.26	Prior Plan

The NewMarket Corporation 2014 Incentive Compensation and Stock Plan.

1.27	Related Entity

Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

1.28	SAR

SAR means a stock appreciation right (which may be granted only in conjunction with an Option) that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Fair Market Value on the date of grant.

1.29	Stock Award

Stock Award means Common Stock awarded to a Participant under Article VIII.

1.30	Stock Unit

Stock Unit means an Award, in the amount determined by the Administrator and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that enables the holder to receive a payment on the date specified in the Agreement for each Stock Unit equal to the Fair Market Value of a share of Common Stock determined as of the date set forth in the Agreement. An award of Stock Units may, but is not required to, provide for dividend equivalents calculated, earned and payable on the terms (if any) set forth in the Agreement.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and Related Entities in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Code Section 422 (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, Stock Units, and Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Incentive Awards, Stock Units, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Stock Units, or an Incentive Award, including by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity, requirements that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, but subject to Section 5.06 (“Minimum Vesting Provisions) the Administrator may, in its discretion, accelerate the time at which any Option or SAR may be exercised, the time at which a Stock Award may become transferable or nonforfeitable or both, or the time at which an Incentive Award or Stock Units may be settled, provided that such discretion may not be exercised in a manner that would violate Code Section 409A. The Administrator may establish one or more programs, consistent with Code Section 409A, to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Common Stock or other consideration under an Award.

In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement or Award. All expenses of administering this Plan shall be borne by the Company, a Related Entity or a combination thereof.

The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to grants and Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE IV

ELIGIBILITY

Any employee of the Company and any member of the Board or any employee or director of a Related Entity (including a company that becomes a Related Entity after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or a Related Entity.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE V

STOCK SUBJECT TO PLAN, CERTAIN LIMITATIONS

5.01	Shares Issued

Upon the award of shares of Common Stock pursuant to a Stock Award, award of Stock Units, or an Incentive Award, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02	Aggregate Limit, Incentive Stock Option Limit

The maximum aggregate number of shares of Common Stock that may be issued under this Plan, pursuant to the exercise of SARs and Options and the grant of Stock Awards, Stock Units and Incentive Awards, is 250,000 shares of Common Stock, of which all 250,000 shares may be issued pursuant to incentive stock options. The maximum aggregate number of shares that may be issued under this Plan, and the number that may be issued as incentive stock options, shall be subject to adjustment as provided in Article XI.

5.03	No New Grants under the Prior Plan

On and after the Effective Date, the Plan replaces the Prior Plan with respect to new grants. No new options, stock appreciation rights, stock awards, stock units or other awards shall be granted under the Prior Plan on and after the Effective Date; provided that awards granted under the Prior Plan before the Effective Date shall remain in effect in accordance with their respective terms.

5.04	Per Participant Annual Limits

The maximum number of shares of Common Stock subject to Awards granted to a Participant in a single calendar year under the Plan is 10,000 shares. Notwithstanding the foregoing, the maximum number of shares of Common Stock subject to Awards granted to a Non-Employee Director in a single calendar year is 1,000 shares. Subject to the foregoing limitations in this Section 5.04, no Participant may receive an Incentive Award cash payment in a single calendar year exceeding $2,000,000; provided that Incentive Awards (including Incentive Award cash payments) shall not be granted to Non-Employee Directors.

5.05	Reallocation of Shares

If an Option is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related SAR, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Awards to be granted under this Plan. If an SAR is terminated, in whole or in part, for any reason other than its exercise or the exercise of a related Option, the number of shares of Common Stock allocated to the SAR or portion thereof may be reallocated to other Awards. If any other Award is forfeited or terminated, in whole or in part for any reason, the number of shares of Common Stock allocated to the Award or portion thereof may be reallocated to other Options, SARs, Incentive Awards, Stock Units, and Stock Awards to be granted under this Plan.     Any shares of Common Stock that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes with respect to an Option, SAR, Incentive Award, award of Stock Units, or Stock Award, or as payment for the exercise price of an Option or SAR under this Plan shall not be reallocated with respect to any Award to other Awards to be granted under the Plan.

5.06	Minimum Vesting Provisions

Options, SARs, Stock Awards, Stock Units, and Incentive Awards settled in whole or part in Common Stock shall be subject to a minimum vesting period of at least two (2) years (subject to earlier vesting in the event of a Participant’s death, Disability or as provided in Section 13.07 in connection with a Change in Control), except that a shorter vesting period or immediate vesting may apply to Awards granted to Non-Employee Directors as a fee or retainer for service, including annual or other grants made pursuant to a director compensation policy or arrangement.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE VI

OPTIONS

6.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by each such award.

6.02	Option Price

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant but shall not be less than the Fair Market Value on the date the Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation (within the meaning of Code Sections 424(e) and 424(f)) (a “Ten Percent Stockholder”), and an incentive stock option is granted to such employee, the Option price of such incentive stock option shall be not less than the applicable price required by the Code, currently 110% of the Fair Market Value on the date of grant.

6.03	No Repricing

Except for an adjustment authorized under Article XI, the Option price may not be reduced (by amendment or cancellation of the Option or otherwise) after the date of grant.

6.04	Maximum Option Period

The maximum period in which an Option may be exercised shall be ten years from the date such Option was granted. The maximum period in which an incentive stock option granted to a Ten Percent Stockholder may be exercised is the applicable period required by the Code, currently five years from the date such incentive stock option was granted. The terms of any Option may provide that it has a term that is less than such maximum period.

6.05	Nontransferability

Except as provided in Section 6.06, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.06, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.06	Transferable Options

Section 6.05 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section 6.06 shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

6.07	Employee Status

For purposes of determining the applicability of Code Section 422 (relating to incentive stock options), or if the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.08	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Related Entities) may not be first exercisable in a calendar year for stock having a Fair Market Value (determined as of the date an Option is granted) exceeding the limit prescribed by Code Section 422(d). An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any SAR to the extent of the number of shares with respect to which the Option is exercised.

6.09	Payment

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator, or through a cashless exercise procedure approved by Administrator involving a securities broker approved by the Administrator. Subject to rules established by the Administrator and if provided in an Option Agreement, payment of all or part of the Option price may be made with shares of Common Stock including by (i) surrender to the Company of shares of Common Stock, (ii) attestation of Common Stock ownership, and (iii) for Options not intended to be incentive stock options, receipt by the Participant of fewer shares that would otherwise be issuable on exercise of the Option (“net exercise”). If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered, subject to attestation or withheld pursuant to a net exercise must not be less than the Option price of the shares for which the Option is being exercised.

6.10	Shareholder Rights

No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

6.11	Disposition of Stock

A Participant shall notify the Company of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (a) within two years of the grant of an Option or (b) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE VII

SARS

7.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom SARs are to be granted and will specify the number of shares covered by each such award. For purposes of the Award and per-Participant Award limits in the Plan, an Option and a related SAR shall be treated as a single award. In addition, no Participant may be granted SARs (under all incentive stock option plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds the limit prescribed by Code Section 422(d).

7.02	Maximum SAR Period

The period in which an SAR may be exercised shall not be longer than the term of the related Option. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, an SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than an SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section 7.04 shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of an SAR (by the Participant or his transferee), the SAR and the related Option must be transferred to the same person or persons or entity or entities.

7.05	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that an SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of an SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or service, the Administrator may decide to what

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07	No Repricing

Except for an adjustment authorized under Article XI, no action may be taken with respect to a SAR that has the effect of reducing the Fair Market Value as of the date of grant with respect to the SAR (whether by amendment or cancellation of the SAR or otherwise).

7.08	Settlement

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock.

7.09	Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE VIII

STOCK AWARDS

8.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by each such award.

8.02	Vesting

The Administrator, on the date of the Award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated period or if the Company, a Related Entity, the Company and its Related Entities or the Participant fails to achieve stated performance goals, including performance goals stated with reference to Performance Criteria.

8.03	Employee Status

If the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04	Shareholder Rights

Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all the rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (a) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award (“awarded shares”), (b) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to the awarded shares, and (c) the Company’s transfer agent will hold the awarded shares in a book entry account for the benefit of the Participant, the terms of which account shall restrict the transferability of shares held in the account until the awarded shares are transferable and are no longer forfeitable. The limitations set forth in the preceding sentence shall not apply after the awarded shares are transferable and no longer forfeitable.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE IX

STOCK UNITS

9.01	Award

In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Award of Stock Units is to be made and will specify the number of Stock Units covered by such Awards.

9.02	Terms and Conditions

The Administrator, on the date of grant of the Award, may prescribe that the Stock Units or a portion thereof, will be earned, and the Participant will be entitled to receive a payment pursuant to the Award of Stock Units, only upon the completion of a specified period of employment or service or satisfaction of specified financial or other performance goals, including goals stated with reference to Performance Criteria, or on the basis of such other criteria as may be prescribed by the Administrator and set forth in the Agreement.

9.03	Payment

In accordance with the Agreement, the amount payable when an award of Stock Units are earned may be settled in cash, Common Stock or a combination of cash and Common Stock. In accordance with and subject to the terms of the Agreement, a Participant may be entitled to dividend equivalents (calculated in accordance with the Agreement) at the time an Award is earned, only if and to the extent the Award is earned. Such dividend equivalents may be payable in cash, Common Stock or a combination of cash and Common Stock, as determined by the Administrator in its sole discretion.

9.04	Nontransferability

A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of an award of Stock Units other than by will or the laws of descent and distribution. The limitations set forth in the preceding sentence shall not apply to Common Stock issued as payment pursuant to an award of Stock Units.

9.05	Employee Status

If the terms of an award of Stock Units provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.06	Shareholder Rights

No Participant shall, as a result of receiving an award of Stock Units, have any rights as a shareholder of the Company or any Related Entity on account of such Award until, and except to the extent that, the Stock Units are earned and settled in shares of Common Stock.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE X

INCENTIVE AWARDS

10.01	Award

The Administrator will designate Participants to whom Incentive Awards are made; provided that Incentive Awards shall not be granted to Non-Employee Directors. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator.

10.02	Terms and Conditions

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the Award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only upon, and to the extent that, performance goals are satisfied during a performance period specified by the Administrator. By way of example and not of limitation, the performance goals may provide that the Incentive Award will be earned only if the Company, a Related Entity or the Company and its Related Entities achieve stated objectives, including objectives stated with reference to Performance Criteria. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant’s death or disability or a Change in Control.

10.03	Nontransferability

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

10.04	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or service, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.05	Shareholder Rights

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Related Entity on account of such award until, and except to the extent that, the Incentive Award is earned and settled in shares of Common Stock.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XI

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options, SARs, Incentive Awards, Stock Units, and Stock Awards may be granted under this Plan; and the terms of outstanding Stock Awards, Options, Incentive Awards, Stock Units and SARs; and the per individual limitations on the number of shares of Common Stock for which Options, SARs, Stock Units, Incentive Awards, and Stock Awards may be granted shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Code Section 424 applies, (b) there occurs any other event which, in the judgment of the Committee necessitates such action or (c) there is a Change in Control. Any determination made under this Article XI by the Committee shall be final and conclusive. Adjustments made under this Article XI shall be effected in compliance with Code Sections 409A and 424, to the extent applicable, and in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Incentive Awards, Stock Units and Stock Awards may be granted, the per individual limitations on the number of shares of Common Stock for which Options, SARs, Incentive Awards, Stock Units, or Stock Awards may be granted or the terms of outstanding Stock Awards, Options, Incentive Awards, Stock Units or SARs.

The Committee may make Stock Awards and may grant Options, SARs, Stock Units, Stock Awards and Incentive Awards in substitution for phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction or event described in the first paragraph of this Article XI. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Stock Awards, Options, Incentive Awards, Stock Units or SARs shall be as the Committee, in its discretion, determines is appropriate.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued (including by book-entry), no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued, or book-entry notation made, to evidence Common Stock when a Stock Award is granted, an Incentive Award or award of Stock Units is settled or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued (including by book-entry), no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XIII

GENERAL PROVISIONS

13.01	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right or power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefore.

13.02	Clawback

All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company from time to time, including, without limitation, any claw-back policy adopted or amended to comply with the requirements of applicable law, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any rules or regulations promulgated under applicable law, or to satisfy any applicable listing standards.

13.03	Unfunded Plan

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.04	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

13.05	Code Section 409A

This Plan is intended to provide compensation that is exempt from or that complies with Code Section 409A, and ambiguous provisions, if any, in this Plan or an Agreement shall be construed and administered in a manner that is compliant with or exempt from the application of Code Section 409A, as appropriate. For purposes of Code Section 409A, each payment under this Plan shall be deemed a separate payment. Notwithstanding any provision of this Plan to the contrary, if the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payment of any amount or benefits under this Plan would cause a violation of Code Section 409A, then any amounts or benefits that are payable under this Plan due to the Participant’s “separation from service” within the meaning of Code Section 409A which (i) are subject to the provisions of Code Section 409A; (ii) are not otherwise excluded under Code Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service, shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the date of termination or (2) the date of the Participant’s death.

Nothing in this Plan or an Agreement shall constitute a representation by the Company to a Participant regarding the tax consequences of any Award. Although the Company may endeavor to avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under this Plan.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

13.06	Fractional Shares

No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

13.07	Change in Control

(a)         In the event of a Change in Control, the Committee in effect before such Change in Control, shall: (i) provide for an outstanding Award to become fully vested, settled, and/or exercisable in the event the Award is not assumed, or new rights substituted therefore, by the acquiring or surviving corporation in such Change in Control, and (ii) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Change in Control and to retain the economic value of the Award. Further, the Committee shall cause any such assumption or substitution to provide that the assumed or substituted Award shall become fully, vested, settled, and/or exercisable in the event of an involuntary termination of employment without Cause or for Good Reason within 12 months following the Change in Control.

(b)         With respect to Section 13.07(a) above, any performance-related conditions will be deemed satisfied (i) based on actual performance determined over the period through the closing of the Change in Control, or (ii) at target performance levels if actual performance cannot be determined.

(c)         Notwithstanding any other provision of the Plan or an Agreement, in the case of any Option or SAR with an exercise price that equals or exceeds (or, for a SAR, for which the Fair Market Value on the Date of Grant equals or exceeds) the price paid or consideration to be received for a share of Common Stock in connection with a Change in Control, the Committee may cancel the Option or SAR upon at least 10 days’ advance notice to the affected persons without the payment of consideration therefor.

(d)         The obligations of the Company under the Plan and any Agreements shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and/or a Related Entity, as applicable.

13.08	Tax Withholding

Each Participant shall be responsible for satisfying any income and employment tax withholding obligation attributable to participation in this Plan. If permitted by and in accordance with procedures established by the Administrator, a Participant may surrender shares of Common Stock, or receive fewer shares of Common Stock than otherwise would be issuable, in satisfaction of all or part of that obligation.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained to the extent that such shareholder approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any stock exchange or market system upon which the Common Stock may then be listed, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Stock Award, Incentive Award, award of Stock Units, Option or SAR outstanding at the time such amendment is made.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XV

DURATION OF PLAN

No Stock Award, Incentive Award, Stock Units, Option or SAR may be granted under this Plan after the date of the annual meeting of the Company’s shareholders occurring in 2028 or, absent an annual meeting occurring in 2028, after December 31, 2028. Stock Awards, Incentive Awards, Stock Units, Options and SARs granted before that date shall remain valid in accordance with their respective terms.

NewMarket Corporation

2023 Incentive Compensation and Stock Plan

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Options, SARs, Stock Awards and Stock Units, and Incentive Awards may be granted under this Plan on and after the Effective Date.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on April 27, 2023.
Online
Go to www.envisionreports.com/NEU or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NEU

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2- 3 and 5, and for 1 Year for Proposal 4.
1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Mark M. Gambill				02 - Bruce C. Gottwald				03 - Thomas E. Gottwald

04 - Patrick D. Hanley				05 - H. Hiter Harris, III				06 - James E. Rogers

07 - Ting Xu

	For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation for the fiscal year ending December 31, 2023.

	For	Against	Abstain

3. Approval, on an advisory basis, of the compensation of the named executive officers of NewMarket Corporation.

1 Year	2 Years	3 Years	Abstain

4. Approval, on an advisory basis, of the frequency of holding an advisory vote on executive compensation.

	For	Against	Abstain

5. Approval of the NewMarket Corporation 2023 Incentive Compensation and Stock Plan.

The Board of Directors recommends a vote “AGAINST” Proposal 6.

	For	Against	Abstain

6.  Shareholder proposal regarding publication of GHG emissions and setting short-, medium- and long-term emission reduction targets to align business activities with net zero emissions by 2050 in line with the Paris Climate Agreement.

In their discretion, the Proxyholders are authorized to vote upon such other business and matters as may properly come before the Annual Meeting.

2023 Annual Meeting Admission Ticket

2023 Annual Meeting of NewMarket Corporation

April 27, 2023, 10:00 EDT

The Foundry Building

500 Tredegar St., Richmond, VA

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/NEU

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Help the environment by consenting to receive electronic
delivery, sign up at www.envisionreports.com/NEU

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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NewMarket Corporation

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 27, 2023

Bruce C. Gottwald and James E. Rogers, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned in NewMarket Corporation, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NewMarket Corporation to be held on April 27, 2023 or at any postponement or adjournment thereof.

Shares represented by this proxy, if properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 5 and AGAINST Proposal 6 and For 1 Year for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.